Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

FIRST SOLAR ASSET MANAGEMENT, LLC,

8POINT3 OPERATING COMPANY, LLC

AND

FIRST SOLAR, INC.

___________________________________________

Dated as of November 11, 2016

___________________________________________

i

SCHEDULES

Seller Disclosure Schedules

Schedule 1.01(a)	Knowledge Persons
Schedule 1.01(b)	Permitted Equity Liens
Schedule 1.01(c)	Permitted Liens
Schedule 1.01(d)	Maximum Quarterly Make-Whole Amounts
Schedule 1.01(e)	Tax Equity Financing
Schedule 3.04	No Violation or Conflict
Schedule 3.05	Consents and Approvals
Schedule 3.07	Capital Stock
Schedule 3.08(a)	Balance Sheet
Schedule 3.10(a)	Real Property
Schedule 3.10(c)	Real Estate Matters
Schedule 3.10(e)	Mineral Rights
Schedule 3.11(b)	Acquired Assets
Schedule 3.11(c)	Force Majeure Claims or Delays
Schedule 3.12(a)	Material Contracts
Schedule 3.12(b)	Defaults
Schedule 3.13	Compliance with Laws
Schedule 3.14	Permits
Schedule 3.15	Taxes
Schedule 3.16	Litigation
Schedule 3.18	Insurance
Schedule 3.20(a)	Environmental Matters
Schedule 3.21	Brokers
Schedule 3.22	Regulation
Schedule 3.23	Related Party Transactions
Schedule 3.24	Support Obligations
Schedule 3.25(a)	Intellectual Property
Schedule 5.01(a)	Permitted Interim Actions

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Form of Omnibus Agreement Amendment
Exhibit C	-	Form of Certification of Non-Foreign Status
Exhibit D	-	Form of Pledge Supplement
Exhibit E	-	Form of Note

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of November 11, 2016 (the “Execution Date”), by and among First Solar Asset Management, LLC, a Delaware limited liability company (“Seller”), 8point3 Operating Company, LLC, a Delaware limited liability company (“Purchaser”), and, solely for purposes of agreeing to its obligations set forth in Section 7.07, First Solar, Inc., a Delaware corporation (“Seller Guarantor” and together with Seller and Purchaser, each a “Party” and collectively, the “Parties”).  Capitalized terms used herein shall have the meanings set forth in Article I hereof.

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the limited liability company interests (the “Company Interests”) in, and is the sole member of, FSAM DS Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company owns one hundred percent (100%) of the class B limited liability company interests in, and the Company is a member of, Desert Stateline Holdings, LLC, a Delaware limited liability company (“Stateline Holdings”);

WHEREAS, Stateline Holdings owns one hundred percent (100%) of the limited liability company interests in, and is the sole member of Desert Stateline LLC, a Delaware limited liability company (the “Project Company”);

WHEREAS, the Project Company owns and controls a 300 MWac photovoltaic solar generating facility located in San Bernardino County, California (the “Project”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to cause 8point3 OpCo Stateline Holdings, LLC, a Delaware limited liability company (“8point3 OpCo Holdings”), to purchase from Seller, each on the terms and conditions set forth in this Agreement, all of the Company Interests; and

WHEREAS, (a) the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board of Directors”) of 8point3 General Partner, LLC, a Delaware limited liability company (the “General Partner”), the general partner of 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), the managing member of Purchaser, has, based on the belief of the members of the Conflicts Committee that the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement are in the best interests of the Partnership Group (as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 24, 2015 (the “Partnership Agreement”)), unanimously approved the transactions contemplated hereby and such approval constituted “Special Approval” for purposes of the Partnership Agreement, (b) the Conflicts Committee has unanimously recommended that the Board of Directors approve the transactions contemplated hereby, and (c) subsequently, the Board of Directors has approved the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement each hereby agrees as follows:

Article I

DEFINITIONS

Section 1.01 Definitions. In this Agreement (including the Preamble and Recitals hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“8point3 Entities” means the Partnership and its Subsidiaries.

“8point3 OpCo Holdings” has the meaning set forth in the Recitals.

“Acquired Assets” has the meaning set forth in Section 3.11(a).

“Acquired Companies” means the Company, Stateline Holdings and the Project Company.

“Action” means any action, notice, claim, suit, arbitration, investigation, information, audit, request or proceeding by or before any arbitrator, court, or other Governmental Entity.

“Actual Distributed Cash” has the meaning set forth in Section 5.07.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, Seller and its Affiliates will not be deemed to be Affiliates of the 8point3 Entities hereunder, and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, between Seller and 8point3 OpCo Holdings, to be entered into at the Closing, substantially in the form of Exhibit A hereto.

“Balance Sheet” has the meaning set forth in Section 3.08(a).

“Board of Directors” has the meaning set forth in the Recitals.

“Business” means the business of the Acquired Companies on the Execution Date.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Cash Grant” means any payment for specified energy property in lieu of tax credits under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, or any successor provision.

“Charter Documents” means, with respect to any Person, all charter, organizational and other documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and its by-laws; (b) in respect of a general partnership, its statement of partnership existence, if any, and its partnership agreement; (c) in respect of a limited partnership, its certificate of limited partnership and its partnership agreement; and (d) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

“Closing” has the meaning set forth in Section 2.02.

“Closing Certificate” has the meaning set forth in Section 2.03(c).

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Date Payment” has the meaning set forth in Section 2.01(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commercial Operation Date” means the date on which the Project has achieved substantial completion or similar milestone (including, for example, block or phase completion for each block or phase of the Project) under each construction contract for the construction of the Project and has achieved commercial operation or similar milestone under each interconnection agreement and each power purchase agreement, lease or hedging agreement pursuant to which the Project delivers or transmits Electricity from the Project.

“Company” has the meaning set forth in the Recitals.

“Company Interests” has the meaning set forth in the Recitals.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Consent” means a consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, including a consent, notification or waiver as may be required by any Person to acquire, own, lease or occupy land.

“Contract” means any contract, agreement, license, guarantee, purchase order, sales order, lease (including leases of real and personal property), indenture, promissory note, evidence of Indebtedness, mortgage or instrument of any nature.

“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of June 5, 2015, as amended by the First Amendment and Consent to Credit and Guaranty Agreement,

dated as of April 6, 2016, and the Second Amendment and Incremental Joinder Agreement, dated as of September 30, 2016, among Purchaser, the Partnership, certain Subsidiaries of Purchaser, as guarantors, various lenders, Credit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, and Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, as joint lead arrangers and joint bookrunners, and Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A., as co-syndication agents, and Goldman Sachs Bank USA and Citibank, N.A., as co-documentation agents.

“Damages” means losses, Liabilities, claims, damages, payments, charges, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, fines, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto, and out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses incurred in defending against any such Actions); provided that Damages shall not include any special, exemplary, incidental, consequential, indirect or punitive losses or damages, except to the extent any of the foregoing shall be payable pursuant to a Third Party Claim.

“De Minimis Claim” has the meaning set forth in Section 7.04(a).

“Deductible Amount” has the meaning set forth in Section 7.04(a).

“Default” has the meaning set forth in Section 3.04.

“Delaware Courts” has the meaning set forth in Section 10.10.

“Disqualified Person” means (a) a “tax-exempt entity” (unless such Person would be subject to tax under Section 511 of the Code on all income from the company) or “tax-exempt controlled entity” (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) as those terms are defined in Section 168(h) of the Code; (b) a Person described in Section 50(b)(3) (unless such Person would be subject to tax under Section 511 of the Code on all income from the company), Section 50(b)(4) or Section 50(d) of the Code; (c) an entity described in paragraph (4) of Section 54(j) of the Code; or (d) any partnership or other pass-through entity (including a single-member disregarded entity) any direct or indirect partner of which (or other direct or indirect holder of an equity or profits interest) is described in clauses (a) through (c) above, unless such Person holds its interest in the partnership or other pass-through entity indirectly through an entity taxable as a corporation for U.S. federal income tax purposes, other than (i) a “tax-exempt controlled entity” as defined in Section 168(h) (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) or (ii) a corporation with respect to which the rules of Section 50(d) would apply.

“Distributed Cash” means the aggregate amount of cash distributed to Purchaser, directly or indirectly, from the Company during a given period.

“Electricity” means electric energy, measured in kilowatt hours.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, Liens, notices of violations or complaints by any Person based upon, alleging, asserting, or claiming any (a) violation of any Environmental Law, or (b) Liabilities under any Environmental Law for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release or threatened Release of, or any exposure of any Person to, any Hazardous Substances.

“Environmental Laws” means any Law pertaining to pollution, the protection, restoration, or remediation of the environment or natural resources (including the protection of wildlife and sensitive environmental areas), or protection of human health or safety, including Laws relating to:  (a) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (b) the generation, manufacture, processing, distribution, use treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Environmental Permits” means Permits required under any Environmental Law.

“EPC Contract” means that certain Amended and Restated Engineering, Procurement and Construction Agreement between the Project Company and First Solar Electric (California), Inc., dated as of August 31, 2015.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is or ever was treated as a single employer together with such Person under Section 414 of the Code or is or ever was part of a “controlled group” or is or ever was under “common control” with such Person under Section 4001(a)(14) of ERISA.

“EWG” means an “exempt wholesale generator” under PUHCA.

“Execution Date” has the meaning set forth in the Preamble.

“FERC” means the United States Federal Energy Regulatory Commission.

“Financial Projections” means the Project Model provided to the Conflicts Committee pursuant to Section 6.6 of the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of June 24, 2015.

“First Solar” means First Solar, Inc., a Delaware corporation.

“Fiscal Quarter” means any fiscal quarter of Purchaser ending on the last day of February, May, August and November of each calendar year, as applicable.

“FPA” means the Federal Power Act, as amended, including the implementing regulations adopted by FERC thereunder.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Partner” has the meaning set forth in the Recitals.

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board, bureau, agency or other statutory body, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing (including the New York Stock Exchange and NASDAQ Stock Market), in each case, that has jurisdiction or authority with respect to the applicable Party or the Project.

“Guaranteed Obligations” has the meaning set forth in Section 7.07(a).

“Hazardous Substance” means (a) asbestos, asbestos containing materials, urea formaldehyde foam, flammable explosives, radon gas and polychlorinated biphenyls; (b) petroleum, petroleum hydrocarbons, petroleum products, natural gas, crude oil, and any components, fractions, or derivatives thereof; (c) any material, substance, chemical or waste (or combination thereof) that is defined, listed or identified as hazardous, toxic, a pollutant, or a contaminant, radioactive, or words of similar meaning or effect under any Environmental Law; or (d) any other material, substance, chemical or waste (or combination thereof) that can form the basis for any Liability under any Environmental Law.

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Indebtedness” of any Person at any date means, without duplication, all obligations and indebtedness of that Person as of that date (a) for borrowed money (other than trade debt and other accrued current liabilities or obligations incurred in the ordinary course of business); (b) evidenced by a note, bond, debenture or similar instrument; (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property; (d) under letters of credit, banker’s acceptances or similar credit transactions; (e) under interest rate protection agreements or similar agreements, or foreign currency or commodity hedge, exchange or similar agreements of such Person (excluding power purchase and sales agreements); (f) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise; (g) for interest on any of the foregoing; and (h) for any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing.

“Indemnified Party” means any Person within the definition of Seller Group or the definition of Purchaser Group that may seek indemnification under this Agreement.

“Indemnifying Party” means a Person against which indemnification may be sought under this Agreement.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means all intellectual property rights, however denominated, throughout the world, whether or not registered, including the following intellectual property rights, both statutory and common law rights, if applicable:  (a) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, Internet domain names, business names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, patent applications, and any related reissuances, renewals, reexaminations, extensions, continuations, continuations-in-part, divisionals and substitutions thereof and (d) trade secrets and confidential and proprietary information, including confidential and proprietary ideas, technology, inventions, invention disclosures, discoveries, improvements, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intellectual Property Licenses” means all Contracts under which there is (i) a grant to a third Person of any license or other right to use any of the Intellectual Property owned by the Acquired Companies or (ii) a grant to the Acquired Companies of a license or other right to use a third Person’s Intellectual Property which is necessary for the use of any Intellectual Property currently used by or that will be required to be used by the Acquired Companies after the Closing, which is not owned by the Acquired Companies.

“Interim Period” has the meaning set forth in Section 5.01(a).

“Inverter Fault” means the inverter faults described in the “Desert Stateline Inverter Report,” prepared by First Solar for Purchaser, dated as of October 11, 2016.

“Knowledge” means the actual knowledge of each individual listed in Schedule 1.01(a) of the Seller Disclosure Schedule after due inquiry.

“Laws” means any applicable (a) laws, statutes, rules, regulations, statutory rules, orders, judgments, ordinances, codes, injunctions, decrees or other legally enforceable requirements of any Governmental Entity in effect at such time or (b) rules of common law or terms and conditions of any Permit.

“Leased Real Property” has the meaning set forth in Section 3.10(a)(ii).

“Liability” means any and all Indebtedness, liabilities and obligations of any nature whatsoever, whether known or unknown, direct or indirect, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, or due or to become due, whenever or wherever arising.  For the avoidance of doubt, any Liabilities arising in connection with an obligation to pay a Tax shall include any interest and penalties associated therewith.

“Lien” means any lien (including environmental and tax liens), security interest, pledge, encumbrance, claim, restriction on voting, hypothecation, option, profits or participation interests, preferential purchase right, restrictive covenant, right of first refusal, preemptive right, community property interest, mortgage, charge, title retention agreement or other encumbrance of any nature whatsoever.

“Management Services Agreement” means that certain Management Services Agreement (Dropdown Entities), dated as of March 31, 2016, among Seller, FSAM Kingbird Solar Holdings, LLC and the other Persons party thereto.

“Material Adverse Effect” means, with respect to any given Person, any actual change, event or effect that, individually or in the aggregate, together with other actual changes, events or effects, has had or would reasonably be expected to have a material and adverse effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person; provided, however, a Material Adverse Effect shall not include any effect on the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of such Person to the extent arising out of or attributable to (a) changes in the general state of the industries in which such Person operates to the extent that such changes would have the same general effect on companies engaged in such industries, (b) changes in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, in each case to the extent that such changes would have the same general effect on companies engaged in the same lines of business as those conducted by such Person, (c) changes in GAAP or the interpretation thereof or changes in Law or the interpretation or enforcement thereof, (d) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person, to the extent that such acts have the same general effect on companies engaged in the same lines of business as those conducted by such Person, or (e) the failure by such Person or any of its Affiliates to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect).

“Material Contract” has the meaning set forth in Section 3.12(a).

“Maximum Quarterly Make-Whole Amount” means the amount set forth for each Fiscal Quarter on Schedule 1.01(d) of the Seller Disclosure Schedule.

“MBR Authority” means, with respect to any Person, an order of FERC (a) authorizing such Person to sell electric capacity, energy and ancillary services at wholesale at market-based rates, (b) accepting such Person’s market-based rate tariff for filing without condition or modification that reasonably could be expected to result in a material adverse effect on such Person, and (c) granting such Person waivers and blanket authorizations customarily granted to holders of market-based rate authority, including blanket authorization to issue securities and assume liabilities under Section 204 of the FPA and FERC’s regulations thereunder.

“MSA Joinder” means a “Joinder Agreement” (as defined in the Management Services Agreement), to be entered into at the Closing, between Seller and the Company, substantially in the form of Exhibit A to the Management Services Agreement.

“Note” means a senior unsecured promissory note, substantially in the form of Exhibit E hereto, to be delivered by Purchaser to Seller on the Closing Date.

“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement, dated as of April 6, 2016, as amended by that certain Amendment No. 1 thereto, dated as of July 1, 2016, that certain Amendment No. 2 thereto, dated as of September 9, 2016, and that certain Amendment No. 3 thereto, dated as of September 29, 2016, by and among the Purchaser, the Partnership, the General Partner, Holdings, First Solar and SunPower, as heretofore amended.

“Omnibus Agreement Amendment” means Amendment No. 4 to the Omnibus Agreement among the Purchaser, the Partnership, the General Partner, Holdings, First Solar and SunPower, to be entered into at the Closing, substantially in the form of Exhibit B hereto.

“Order” means any judgment, decision, order, writ, charge, injunction, stipulation, ruling, decree or award of a Governmental Entity.

“Overdue Obligation” has the meaning set forth in Section 7.07(b).

“Owned Real Property” has the meaning set forth in Section 3.10(a)(i).

“Partnership” has the meaning set forth in the Recitals.

“Partnership Agreement” has the meaning set forth in the Recitals.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payment Demand” has the meaning set forth in Section 7.07(b).

“Permits” means written permits, licenses, certificates, franchises, registrations, exemptions, authorizations, variances, consents and approvals obtained from any Governmental Entity.

“Permitted Equity Liens” means (a) restrictions on transfer imposed by applicable securities Laws, (b) with respect to the Company Interests, restrictions on transfer set forth in the Charter Documents of the Company, (c) with respect to the Equity Interests in Stateline Holdings, restrictions on transfer set forth in the Charter Documents of Stateline Holdings, (d)

with respect to the Equity Interests in the Project Company, restrictions on transfer set forth in the Charter Documents of the Project Company, (e) Liens that arise as the result of any Tax Equity Financing and (f) those matters set forth in Part I of Schedule 1.01(b) of the Seller Disclosure Schedule.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which in each case appropriate reserves in accordance with GAAP have been recorded on the Balance Sheet; (b) mechanics’, materialmens’ or other similar Liens arising in the ordinary course of business for sums that are not yet due and payable or for which adequate reserves have been taken on the Balance Sheet; (c) other Liens arising in the ordinary course of business for sums that are immaterial in amount to the Acquired Companies and not yet due and payable and do not materially detract from the value of or materially impair the existing or contemplated use of the property affected by such Lien; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities that do not, in each case, materially detract from the value or materially impair the existing or contemplated use of the land or other property affected by such restrictions or regulations; (e) any matters of record that are not material in amount to the affected Acquired Company and do not materially detract from the value of or materially impair or inhibit the existing or contemplated use or operation of the property affected by such Lien; (f) customary set-off and similar netting arrangements in favor of banks in connection with deposit accounts, security accounts and similar banking arrangements arising in the ordinary course of business; (g) those matters set forth on Schedule 1.01(c) of the Seller Disclosure Schedule and (h) any Permitted Equity Lien.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Entity or political subdivision thereof or other entity.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability, worker’s compensation or other insurance, severance, separation, change of control, employment or other employee benefit plan, practice, policy, agreement or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pledge and Security Agreement” has the meaning set forth in the Credit Agreement.

“Pledge Supplement” means a supplement to the Pledge and Security Agreement, to be entered into by the Company and 8point3 OpCo Holdings, substantially in the form of Exhibit D hereto.

“Project” has the meaning set forth in the Recitals.

“Project Company” has the meaning set forth in the Recitals.

“Project Model” means the financial model for the Project, as transmitted by email from Stefan Bartl to Thomas O’Connor, on November 9, 2016 at 1:28 p.m. (Pacific time).

“Project Permits” has the meaning set forth in Section 3.14(a).

“Project Tax Credit” means the investment tax credit under Section 48 of the Code and the production tax credit under Section 45 of the Code.

“Projected Distributed Cash” has the meaning set forth in Section 5.07.

“Prudent Solar Industry Practice” means those practices, methods, and acts that a nationally recognized owner, developer or operator of projects of good standing, at a particular time, in the exercise of prudent judgment in light of the facts known or that reasonably should have been known at the time a decision was made, would have taken to accomplish the desired result in a manner consistent with law, regulation, permits, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy, and expedition. “Prudent Solar Industry Practice” does not necessarily mean the best practice, method, or standard of care, skill, safety and diligence in all cases, but is instead intended to encompass a range of acceptable practices, methods and standards.

“PUHCA” means the Public Utility Holding Company Act of  2005, and FERC’s regulations and orders thereunder.

“Purchase Price” has the meaning set forth in Section 2.01(b).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Group” has the meaning set forth in Section 7.02.

“Purchaser Material Adverse Effect” means a Material Adverse Effect on the ability of Purchaser or its Affiliates to consummate the transactions contemplated by the Transaction Documents or to perform its obligations under the Transaction Documents to which Purchaser or its Affiliates is a party.

“Purchaser Specified Representations” means those representations and warranties made in Sections 4.01 (Organization; Qualification), 4.02 (Authority and Power), 4.03 (Valid and Binding Obligation) and 4.06 (No Brokers).

“Quinto Interconnection Customer” means Solar Star California XIII, LLC.

“Quinto LGIA” means that certain Large Generator Interconnection Agreement, dated as of March 28, 2013, as amended by the First Amendment thereto, dated as of October 1, 2013, and as amended by the Second Amendment thereto, dated as of December 11, 2014, among the Quinto Interconnection Customer, the Quinto Participating TO and the California Independent System Operator.

“Quinto NU Deferred Amount” means the positive difference (if any) of Six Million Seven Hundred Thousand Dollars ($6,700,000) less the aggregate amount repaid by the Quinto

Participating TO to the Quinto Interconnection Customer in respect of the cost of “Network Upgrades” (as defined in the Quinto LGIA), pursuant to Section 11.4.1 of the Quinto LGIA, on or prior to the Closing Date.

“Quinto Participating TO” means Pacific Gas and Electric Company.

“Real Property Interests” has the meaning set forth in Section 3.10(d).

“Recoveries” has the meaning set forth in Section 7.06(d).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents and other representatives, including legal counsel, accountants and consultants.

“Required Contributions” shall have the meaning set forth in the Stateline Holdings LLC Agreement.

“ROFO Agreement” has the meaning set forth in Section 10.14.

“Schedule Update” has the meaning set forth in Section 5.05(a).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedule prepared and delivered by Seller to Purchaser as of the Execution Date.

“Seller Group” has the meaning set forth in Section 7.03.

“Seller Guarantor” has the meaning set forth in the Preamble.

“Seller Indemnified Taxes” means all Tax liabilities attributable to the ownership, management and operation of the Acquired Companies or the ownership and operation of the Acquired Assets or the Business and incurred on or prior to the Closing Date (as determined under Section 9.02), including (a) any such Tax liabilities of Seller and its Affiliates (including the Acquired Companies and the Purchaser) that may result from the consummation of the transactions contemplated by this Agreement, (b) any such Tax liabilities arising under Treasury Regulations Section 1.1502-6 and any similar provisions of state, local or foreign Law, by contract, as successor, transferee or otherwise, or which are attributable to having been a member of a consolidated, combined or unitary group, and (c) any Tax imposed on the Acquired Companies or the Purchaser that results from the business or operation of any other Affiliate of Seller.

“Seller Material Adverse Effect” means a Material Adverse Effect with respect to the Acquired Companies, taken as a whole, or a material adverse effect on the ability of Seller or its Affiliates to consummate the transactions contemplated by the Transaction Documents or to perform its material obligations under the Transaction Documents to which such Person is a party.

“Seller Party” has the meaning set forth in Section 3.01(a).

“Seller Specified Representations” means those representations and warranties made in Sections 3.01 (Organization; Qualification), 3.02 (Authority and Power), 3.03 (Valid and Binding Obligation), 3.06 (Transfer of Company Interests), 3.07 (Capital Stock) and 3.21 (No Brokers).

“Specified Representations” means each of the Seller Specified Representations and the Purchaser Specified Representations, as the context may require.

“Stateline Holdings” has the meaning set forth in the Recitals.

“Stateline Holdings LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Stateline Holdings, dated as of March 29, 2016.

“Subordination Agreement” means a Subordination Agreement to be entered into among Purchaser, Seller and Credit Agricole Corporate and Investment Bank, pursuant to which the Note shall be subordinated to the “Obligations” (as defined in the Credit Agreement) under terms substantially similar to those set forth in Part II of Schedule 1.1(E) of the Credit Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of hereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has the power to elect or direct the election of a majority of the directors or other governing body of such Person or (ii) is a managing member or sole or controlling member.  For the avoidance of doubt, Stateline Holdings and the Project Company are not Subsidiaries of the Company.

“SunPower” means SunPower Corporation, a Delaware corporation.

“Support Obligations” has the meaning set forth in Section 3.24.

“Tax” or “Taxes” shall mean any federal, state, local or foreign taxes and other taxes, charges, fees, duties, levies or other assessments, imposts, deductions, withholdings, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, leasing, fuel, and utility taxes, unclaimed property or escheat obligations, or other governmental charges of any kind whatsoever, that are imposed by any Governmental Entity of any country or political subdivision of any country, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Equity Financing” means those transactions described in Schedule 1.01(e) of the Seller Disclosure Schedule.

“Tax Returns” means any return, report, declaration, information return, statement, property Tax rendition, or other document filed or required to be filed with any Governmental Entity (including any schedule, appendix or attachment thereto, and including any amendment thereof) in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Termination Date” has the meaning set forth in Section 8.01(c).

“Third Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement and the Note.

“Transfer Taxes” has the meaning set forth in Section 9.05.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

Section 1.02 Construction; Interpretation. Except where expressly provided or unless the contract otherwise necessarily requires, in this Agreement:

(a) Reference to a given Article, Section, clause or Exhibit is a reference to an Article, Section, clause or Exhibit of this Agreement, unless otherwise specified.  The Exhibits and Schedules attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof.  The terms “hereof”, “herein”, “hereunder” and “herewith” refer to this Agreement as a whole (including the Seller Disclosure Schedule, the Exhibits and Schedules).

(b) The Seller Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Seller Disclosure Schedule relates; provided, that any fact or item that is disclosed in any section of the Seller Disclosure Schedule that is reasonably apparent on its face, upon a reading of the disclosure together with the corresponding representation or warranty and without any independent knowledge on the part of the reader regarding the matter disclosed, to qualify another representation or warranty of Seller shall be deemed also to be disclosed in the other sections of the Seller Disclosure Schedule notwithstanding the omission of any appropriate cross-reference thereto.  Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in a disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or could reasonably be expected to have a Seller Material Adverse Effect.

(c) Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) all references to “days” means calendar days, (iv) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (v) all words used as accounting terms shall have the meanings assigned to them under GAAP applied on a consistent basis.

(d) If any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

(e) Reference to a given agreement, instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented and restated through the date as of which such reference is made, and, as to any Law, any successor Law.

(f) Reference to a Person includes its predecessors, successors and permitted assigns.  Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The word “or” shall not be exclusive.

(h) Amounts calculated or determined under this Agreement shall be without double-counting.

(i) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

(j) The term “made available” and words of similar import means that the relevant documents, instruments or materials were posted and made available to the other Party on the Microsoft Office 365 Sharepoint due diligence data site maintained by First Solar for the purpose of the transactions contemplated by this Agreement, prior to the date hereof.

Article II

PURCHASE AND SALE OF COMPANY INTERESTS; CLOSING

Section 2.01 Purchase and Sale of Company Interests.

(a) On the terms and conditions set forth herein, on the Closing Date, Seller hereby agrees to sell, transfer and assign to 8point3 OpCo Holdings, and Purchaser hereby agrees to cause 8point3 OpCo Holdings to purchase, assume and accept from Seller, free and clear of all Liens, other than Permitted Equity Liens, the Company Interests.

(b) The aggregate consideration payable by Purchaser for the Company Interests shall be Three Hundred Twenty Nine Million Five Hundred Thousand Dollars ($329,500,000) (the “Purchase Price”), which shall be paid as follows:

(i) Closing Date Payment.  At the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds, to the account designated by Seller at or prior to the Closing, the difference of (A) Two Hundred Seventy Nine Million Five Hundred Thousand Dollars ($279,500,000) less (B) the Quinto NU Deferred Amount (the result of such calculation, the “Closing Date Payment”);

(ii) Note.  At the Closing, Purchaser shall issue and deliver to Seller the Note, dated as of the Closing Date, in the principal amount of Fifty Million Dollars ($50,000,000); and

(iii) Quinto NU Deferred Amount.  On the later of (x) December 31, 2016 and (y) the Closing Date (and without the need to satisfy any further condition thereto), Purchaser shall pay to Seller, by wire transfer of immediately available funds, to the account designated by Seller no later than one (1) Business Day prior to the date on which such payment is required to be made, the Quinto NU Deferred Amount (if any).

Section 2.02 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, on the date on which the conditions set forth in Section 6.01 have been satisfied or waived, or such other place, date and time as may be mutually agreed upon by the parties hereto (the “Closing Date”).

Section 2.03 Closing Deliveries of Seller. At the Closing, Seller will deliver, or cause to be delivered, the following to Purchaser:

(a) the MSA Joinder, duly executed by Seller and the Company;

(b) a counterpart to the Assignment and Assumption Agreement, duly executed by Seller;

(c) a certificate, dated as of the Closing Date (the “Closing Certificate”), which certificate shall be validly executed on behalf of Seller, which: (A) remakes the representations and warranties of Seller set forth in Article III as of the Closing Date (except for such representations and warranties made as of another stated date, which shall be true and correct as of such date) as if made on the Closing Date and (B) certifies that the covenants and agreements of Seller to be performed or complied with pursuant to this Agreement, at or prior to the Closing, shall have been duly performed and complied with in all material respects;

(d) a counterpart to the Omnibus Agreement Amendment, duly executed by Holdings, the General Partner, First Solar and SunPower;

(e) a counterpart to the Note, duly executed by Seller;

(f) a counterpart to the Subordination Agreement, duly executed by Seller; and

(g) a certification of non-foreign status, in the form of Exhibit C, in respect of the “transferor” of the Company Interests, in accordance with United States Treasury Regulations Section 1.1445-2(b)(2).

Section 2.04 Closing Deliveries of Purchaser. At the Closing, Purchaser will deliver, or cause to be delivered, the following to Seller:

(a) the Closing Date Payment, by wire transfer of immediately available funds to the account designed by Seller;

(b) a counterpart to the Assignment and Assumption Agreement, duly executed by 8point3 OpCo Holdings;

(c) a counterpart to the Omnibus Agreement Amendment, duly executed by the Partnership and Purchaser;

(d) the original Note, duly executed by Purchaser;

(e) a Pledge Supplement, duly executed by the parties thereto; and

(f) a Subordination Agreement, duly executed by Purchaser and Credit Agricole Corporate and Investment Bank.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows as of the Execution Date:

Section 3.01 Organization; Qualification.

(a) Each of Seller and the Acquired Companies (each, a “Seller Party”) has been duly formed and is validly existing and in good standing as a limited liability company under the Laws of the State of Delaware with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted; except, in the case of Seller, where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b) Each Seller Party is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c) Seller has heretofore made available to Purchaser complete and correct copies of the Charter Documents of each Acquired Company.

Section 3.02 Authority and Power. Each Seller Party (a) has all requisite limited liability company power and authority to execute and deliver each of the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

Section 3.03 Valid and Binding Obligation.

(a) This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement has been duly and validly authorized, executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(b) Each of the Transaction Documents to which a Seller Party is a party will be duly and validly executed and delivered by such Person and, upon execution and delivery thereof, and assuming such Transaction Document has been duly and validly authorized, executed and delivered by Purchaser and any Affiliates of Purchaser party thereto, will constitute a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

Section 3.04 No Violation or Conflict. Except as set forth on Schedule 3.04 of the Seller Disclosure Schedule, none of the execution, delivery or performance of the Transaction Documents by each Seller Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of any Seller Party, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material Lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration (any or all of the foregoing, a “Default”) under any material Permit or Contract to which any Seller Party is a party or by which any of their respective properties are bound or (c) contravene, in any material respect, any material Law.

Section 3.05 Consents and Approvals. Schedule 3.05 of the Seller Disclosure Schedule sets forth each material Consent of, with or to any Governmental Entity or other Person that is required to be obtained or made by or with respect to any Seller Party in connection with (i) the execution and delivery of the Transaction Documents, or (ii) the consummation of the transactions contemplated hereby or thereby and each such Consent has been obtained, waived or the time for asserting such right has expired.

Section 3.06 Transfer of Company Interests. Seller is the record and beneficial direct owner of and holds good, valid and transferable title to the Company Interests.  The delivery by Seller of the Assignment and Assumption Agreement, duly executed by Seller and 8point3 OpCo Holdings, will transfer to 8point3 OpCo Holdings good and valid title to the Company Interests free and clear of any Liens (other than Permitted Equity Liens), and admit 8point3 OpCo Holdings as the sole member of, the Company, immediately upon Closing.

Section 3.07 Capital Stock.

(a) The Company has no Subsidiaries and, other than Stateline Holdings and the Project Company, does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 3.07(a) of the Seller Disclosure Schedule, there are no outstanding Liens relating to the Company Interests, and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which Seller or the Company is, or may be, obligated to sell, issue or acquire any Company Interests.  Except as set forth on Schedule 3.07, no Company Interests are represented by any certificate or other instrument.

(b) Other than the Project Company, Stateline Holdings has no Subsidiaries and does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 3.07 of the Seller Disclosure Schedule, there are no outstanding Liens relating to the Equity Interests in Stateline Holdings (other than Liens on those Equity Interests not owned by the Company), and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which the Company or Stateline Holdings is, or may be, obligated to sell, issue or acquire any Equity Interests in Stateline Holdings.  Except as set forth on Schedule 3.07, no Equity Interests in Stateline Holdings are represented by any certificate or other instrument.

(c) The Project Company has no Subsidiaries and does not own, directly or indirectly, any Equity Interests in any corporation, partnership, limited liability company or other Person.  Except for Permitted Equity Liens and as otherwise set forth on Schedule 3.07 of the Seller Disclosure Schedule, there are no outstanding Liens relating to the Equity Interests in the Project Company, and no outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments, arrangements or other agreements pursuant to which Stateline Holdings or the Project Company is, or may be, obligated to sell, issue or acquire any Equity Interests in the Project Company.  Except as set forth on Schedule 3.07, the Equity Interests in the Project Company are not represented by any certificate or other instrument.

(d) The Company Interests are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of the Company Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 3.07 of the Seller Disclosure Schedule.  The Company Interests were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and Seller is the sole member of the Company immediately prior to the Closing.

(e) The Equity Interests in Stateline Holdings (other than such Equity Interests not directly or indirectly owned by the Company) are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Equity Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 3.07 of the Seller Disclosure Schedule.  The Equity Interests in Stateline Holdings were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and the Company and Southern Renewable Partnerships, LLC, a Delaware limited liability company, are the only members of Stateline Holdings immediately prior to the Closing.

(f) The Equity Interests in the Project Company are not subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of such Equity Interests, other than those contained in the Charter Documents thereof or otherwise set forth on Schedule 3.07 of the Seller Disclosure Schedule.  The Equity Interests in the Project Company were duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights and Stateline Holdings is the sole member of the Project Company immediately prior to the Closing.

Section 3.08 Financial Statements.

(a) Set forth on Schedule 3.08(a) of the Seller Disclosure Schedule is a true and complete copy of the audited balance sheet of Stateline Holdings and the Project Company, prepared on a consolidated basis as of December 31, 2015 (the “Balance Sheet”).

(b) Except as set forth therein, to the Knowledge of Seller, the Balance Sheet (i) presents fairly in all material respects the consolidated financial position of Stateline Holdings and the Project Company, at the date set forth therein in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (ii) has been prepared from, is in accordance with and accurately reflects, the books and the accounting and financial records of Stateline Holdings and the Project Company covered by such Balance Sheet, which books and records are accurate and complete in all material respects.

Section 3.09 Undisclosed Liabilities. Except for (a) liabilities or obligations that are reflected on or reserved against on the Balance Sheet, to the extent so reflected or reserved thereon, (b) with respect to Stateline Holdings and the Project Company, liabilities or obligations incurred in the ordinary course of business after the date of the most recent Balance Sheet, or (c) liabilities of Stateline Holdings and the Project Company that, individually or in the aggregate, are not material to the Acquired Companies, taken as a whole, the Acquired Companies do not have any liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP.

Section 3.10 Real Property.

(a) Schedule 3.10(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the following:

(i) all real property owned in fee by the Acquired Companies (“Owned Real Property”); and

(ii) all real property (A) leased or subleased to the Acquired Companies or (B) subject to other leasehold interests, easements, air rights and rights-of-way, or other similar interest in real property in favor of the Acquired Companies (all such real property together with all buildings and other improvements thereon, “Leased Real Property”).

(b) The agreements pursuant to which the Leased Real Property is leased by the Project Company are in full force and effect and enforceable against the Acquired Companies, and to Seller’s Knowledge, each other party thereto in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or affecting the enforcement of creditor’s rights in general and by general principles of equity) and there are no defaults by the Acquired Companies, nor to Seller’s Knowledge, any other party to such agreements, and the Acquired Companies have not received any notice of termination with respect to any such agreements.

(c) The Acquired Companies have good, marketable and indefeasible fee title to the Owned Real Property owned by it, subject to no Liens other than Permitted Liens.  Except as set forth in Schedule 3.10(c) of the Seller Disclosure Schedule, the Acquired Companies have a valid and subsisting leasehold or subleasehold estate, right-of-way, easement or other applicable real property interest in, and the right to make use of, the Leased Real Property subject to the terms and conditions of the applicable lease, sublease, right-of-way or other applicable agreement and subject to no Liens other than Permitted Liens.  No Acquired Company has granted any assignment, lease, license, sublease, easement, concession, option or other agreement granting to any Person the right to possess, use, control, or occupy the Real Property Interests or any portion thereof except as would not, individually or in the aggregate, reasonably be expected to materially impair the use or operation of the Project.

(d) With respect to the Owned Real Property and Leased Real Property (collectively, the “Real Property Interests”), neither Seller nor its Affiliates nor any Acquired Company, has received any written notice of any material appropriation, condemnation or like proceeding, or of any material violation of any applicable zoning or land use law, regulation or rule or other law, order, regulation, rule or requirement relating to or affecting any of the Real Property Interests.

(e) Except as set forth in Schedule 3.10(e) of the Seller Disclosure Schedule:

(i) there are no existing severed or other mineral rights affecting the Real Property Interests that, if exercised, could materially and adversely affect the development, construction, ownership, operation, use or management of the Project;

(ii) neither Seller nor its Affiliates nor any Acquired Company has received any written notice of any mining, mineral or water extraction or development projects under construction or for which Permits are currently being obtained, located, or planned to be located on or under the properties constituting the Real Property Interest, or any portion thereof, which would materially and adversely affect the Project; and

(iii) no portion of the Project encroaches on property outside the boundaries of the Real Property Interests without the written consent of the owner of that property.

Section 3.11 Personal Property; Sufficiency of Assets.

(a) Other than with respect to Intellectual Property, which is addressed in Section 3.25, the Acquired Companies own and have good and marketable title to, or, in the case of leased assets, a valid and marketable leasehold interest in, or, in the case of licensed assets, a valid license to, any and all material equipment, facilities and other tangible and intangible assets and rights used by or held for use by or in connection with the Business as currently conducted (the “Acquired Assets”), free and clear of any Liens, other than Permitted Liens.

(b) The tangible Acquired Assets have been maintained in accordance with Prudent Solar Industry Practices.  Except as set forth on Schedule 3.11(b) of the Seller Disclosure Schedule, and except for equipment, facilities and tangible personal property that is entitled to be repaired, replaced or otherwise remediated (to the extent that such repair, replacement or other remediation is reasonably expected to be less than $25,000) under an existing manufacturers’ warranty or other contractual warranty which remains in effect, the tangible Acquired Assets that are material to the Project, taken as a whole, are in good repair and proper operating condition (ordinary wear and tear excepted).

(c) Except as set forth on Part I of Schedule 3.11(c) of the Seller Disclosure Schedule, there are no written force majeure claims or, to the Knowledge of Seller, no delays in completing the Project that are reasonably likely to result in the Commercial Operation Date for the Project failing to occur prior to the date set forth therefor on Part II of Schedule 3.11(c) of the Seller Disclosure Schedule or in a Seller Material Adverse Effect.

(d) The Acquired Assets and the Real Property Interests, taken as a whole, constitute all of the material assets (other than Intellectual Property, which is addressed in Section 3.25) the use or benefit of which are reasonably necessary and sufficient for the operation of the Business as currently conducted.

(e) As of any date this representation is made or deemed made, the Company and, to the Knowledge of Seller, the “Class A Member” (as defined in the Stateline Holdings LLC Agreement) has made all Required Contributions that such Person was required to contribute to Stateline Holdings on or prior to such date.

Section 3.12 Contracts.

(a) Schedule 3.12(a) of the Seller Disclosure Schedule sets forth a true and complete list of all of the following Contracts to which any Acquired Company is a party or by which any Acquired Company or its properties or other assets are otherwise bound (each, a “Material Contract”):

(i) loan agreements, credit agreements, sale-leaseback agreements, security agreements, indentures and other Contracts that provide for (A) the borrowing of moneys by or extensions of credit to any Acquired Company by any other Person, (B) the guaranty by any Acquired Company of obligations in respect of the borrowings of money by or extensions of credit to any other Person, (C) the guaranty by Seller or any of its Affiliates (other than any Acquired Company) of obligations of any Acquired Company or (D) reimbursement agreements relating to guarantees;

(ii) commodity, currency or interest rate hedge, exchange or similar agreements;

(iii) partnership, shareholder, joint venture, joint development or limited liability company agreements or other agreements setting forth arrangements between the members or partners thereto;

(iv) power purchase, sale or exchange agreements (including sales of capacity, energy, ancillary services or related attributes or renewable energy credits or renewable attributes);

(v) (A) electricity interconnection agreements and (B) transmission agreements;

(vi) (A) engineering, procurement and construction agreements, (B) equipment supply agreements, (C) warranty agreements and performance guarantee agreements and (D) operation and maintenance agreements;

(vii) labor agreements, collective bargaining agreements or similar agreements with any union, works council or similar body;

(viii) non-competition, non-interference, non-solicitation, exclusivity or similar agreements which restrict the ability of any Acquired Company to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, in any market, field or territory;

(ix) agreements (other than any Transaction Document) between (I) First Solar or any of its Affiliates (excluding the Acquired Companies), on the one hand, and (II) any of the Acquired Companies, on the other hand;

(x) leases, subleases and any other material agreements affecting, benefiting, or burdening all or any part of the Real Property Interests;

(xi) agreements subjecting any Acquired Company to any obligation or requirement to provide for or to make any investment in, any Person; and

(xii) any agreement, other than those set forth in the foregoing clauses (i) through (xi), which expressly provides for future payment to or from, or Liabilities of, any Acquired Company of at least $250,000 over the term of such Contract.

(b) Except as set forth on Schedule 3.12(b) of the Seller Disclosure Schedule, there is no material default (i) on the part of the Company or (ii) to Seller’s Knowledge, on the part of any other Person, in each case, under any Material Contract.  Each Acquired Company and, to the Knowledge of Seller, each other Person, in each case, has complied in all material respects with, and is in compliance in all material respects with, the provisions of each Material Contract to which it is a party.

(c) Each Material Contract constitutes a legal, valid and binding obligation of the Acquired Company party thereto (and, to Seller’s Knowledge, each other Person party thereto), and is in full force and effect and enforceable against the Acquired Company party thereto (and, to Seller’s Knowledge, each other Person party thereto) in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity).

(d) Except as set forth on Schedule 3.12(a) of the Seller Disclosure Schedule, Seller has made available to Purchaser true, complete and correct copies of all Material Contracts (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereto).

Section 3.13 Compliance With Laws. The Acquired Companies are in compliance, in all material respects, with all material Laws.  Except as set forth on Schedule 3.13 of the Seller Disclosure Schedule, there are no material investigations by any Governmental Entity pending or, to Seller’s Knowledge, threatened against the Acquired Companies or any Acquired Assets and, to Seller’s Knowledge, there are no facts or circumstances that will give rise to a material investigation by a Governmental Entity against the Acquired Companies or any Acquired Assets.  Neither Seller nor its Affiliates nor, to Seller’s Knowledge, any Acquired Company has received any written communication from any Governmental Entity that alleges that any Acquired Company is not in compliance, in any material respect, with any material Law which has not been resolved.

Section 3.14 Permits.

(a) Except as noted on Schedule 3.14 of the Seller Disclosure Schedule, (i) the applicable Acquired Companies own or otherwise hold all the material Permits, including Environmental Permits, necessary to enable the Project Company to own, lease or otherwise hold and operate its properties and to carry on its business as currently conducted, including all Permits required to be obtained under Law, including Environmental Law, relating to the development, construction, operation, ownership and maintenance of the Project (the “Project Permits”), (ii) each such Project Permit is valid and in full force and effect, and (iii) no Acquired Company is in material violation of, and, to the Knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a material violation of, any Project Permit.

(b) None of Seller, its Affiliates or, to Seller’s Knowledge, the Acquired Companies has received any written communication that any Governmental Entity intends to revoke, cancel or terminate, or to amend in a manner materially adverse to the interests of the Acquired Companies, any such Project Permit.  True and correct copies of each such Project Permit (including all written amendments, modifications, extensions and renewals thereof and related notices and agreements thereof) that has been obtained or made by or for the benefit of the Acquired Companies have been made available to Purchaser.

Section 3.15 Taxes. Except as noted on Schedule 3.15 of the Seller Disclosure Schedule:

(a) the Acquired Companies are treated and have always been treated, for U.S. federal income Tax purposes as either (i) a partnership, and are not treated and have not been treated, as a corporation or a “publicly traded partnership” (within the meaning of Section 7704 of the Code) taxable as a corporation, or (ii) an entity disregarded as separate from its owner as described in Treasury Regulation § 301.7701-3;

(b) the Acquired Companies have timely filed or, in the event not so timely filed, filed without material tax consequences for being untimely, all Tax Returns (other than immaterial Tax Returns for Taxes other than income Taxes) required to be filed by or with respect to it, and all such filed Tax Returns are true, complete and correct in all material respects;

(c) the Acquired Companies have (i) paid all Taxes shown as due on any Tax Return, and (ii) withheld or collected and deposited with, or paid over to, the appropriate Governmental Entities all Taxes required by applicable law to be withheld or collected by it;

(d) neither the Seller nor the Acquired Companies have received from any Governmental Entity any written notice of a proposed adjustment, deficiency or underpayment of any Taxes, which notice has not been satisfied by payment or withdrawn, and there are no claims that have been asserted or threatened relating to any Taxes against or with respect to the Acquired Companies;

(e) there is no present, pending or threatened Action by any Governmental Entity for the assessment or collection of any Tax payable by or with respect to the assets or Business of the Acquired Companies;

(f) neither Seller nor the Acquired Companies nor any of their Affiliates has waived or agreed to any extension of any statute of limitations or period of limitations for any Taxes of or with respect to the assets or Business of the Acquired Companies that is currently in effect;

(g) no Governmental Entity in a jurisdiction where an Acquired Company does not file a Tax Return has made a claim or assertion or threatened that such Acquired Company is or may be subject to Tax in such jurisdiction;

(h) there are no Tax rulings, requests for rulings, or closing agreements for or on behalf of the Acquired Companies which could affect the liability for Taxes of the Acquired Companies;

(i) neither the Seller nor the Acquired Companies are or have ever been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(j) none of the assets held by an Acquired Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code or subject to the alternative depreciation system under Section 168(g) of the Code;

(k) there are no Liens (other than Permitted Liens) or encumbrances for Taxes on the Company Interests or upon any of the assets of any of the Acquired Companies;

(l) no Cash Grant has been applied for or received with respect to the Project or the Acquired Companies;

(m) to Seller’s Knowledge, all Tax Returns, to the extent the due date for such Tax Return has arisen or such Tax Return was filed prior to its due date, for which any Project Tax Credit has been claimed have been timely filed in accordance with applicable law and all such filings are true, correct and complete in all material respects; and

(n) the Acquired Companies are not a party to any Tax sharing, Tax indemnification or similar agreement, other than customary Tax indemnification provisions contained in the Material Contracts.

Section 3.16 Litigation. Except as disclosed on Schedule 3.16 of the Seller Disclosure Schedule, there are no material Actions pending or, to Seller’s Knowledge, threatened (and to Seller’s Knowledge as of the Execution Date, there are no facts or circumstances that will give rise to a material Action) against any Acquired Company or Project, or any current or former member, director or officer of any Acquired Company acting in such capacity.  Except as set forth on Schedule 3.16 of the Seller Disclosure Schedule, there are no outstanding Orders to which any Acquired Company is a party, or by which any Acquired Company (or any of the assets of such Acquired Company) is bound by or with any Governmental Entity, except any such Order that is not material and that does not challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated in the Transaction Documents.

Section 3.17 Absence of Material Adverse Effect. From and after December 31, 2015, there has not been any event, circumstance, condition or change that, individually or in the aggregate, has had a Seller Material Adverse Effect.

Section 3.18 Insurance. The Acquired Companies carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is available on commercially reasonable terms and generally maintained by companies engaged in the same or similar business and owning similar properties in the same general areas and in similar stages of development or operation, as applicable.  Except as set forth on Schedule 3.18 of the Seller Disclosure Schedule, all such insurance policies carried by or maintained for the benefit of the Acquired Companies (the “Insurance Policies”) are in full force and effect, all premiums in respect of such insurance have been paid in full when and as due and there is no material claim by or on behalf of any Acquired Company pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies.  No notice of cancellation or non-renewal of any Insurance Policy, or any material changes that are required in the conduct of the Acquired Companies as a condition to the continuation of coverage under or renewal of any such Insurance Policy, has been received by Seller or any Acquired Company or their respective Affiliates.

Section 3.19 Employees; Employee Benefits.

(a) To Seller’s Knowledge, the Acquired Companies do not have, and since their formation have not ever had, any employees.  To Seller’s Knowledge, each Acquired Company is not a party to nor bound by, and since its formation has never been party to nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization.  There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, in any material respect, any Acquired Company or the Project.

(b) No Acquired Company maintains, sponsors, contributes to or is required to contribute to any Plan.  There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any Liability of any of the Acquired Companies with respect to any Plan now maintained or previously maintained by any of the Acquired Companies or any ERISA Affiliate of any of the Acquired Companies (or to which such an entity ever contributed or was required to contribute).

Section 3.20 Environmental Matters.

(a) Except as set forth on Schedule 3.20(a) of the Seller Disclosure Schedule and for such matters that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect:

(i) (A) no Environmental Claim is pending, or to Seller’s Knowledge, threatened against any of the Acquired Companies, and (B) to Seller’s Knowledge, there are no actions, activities, circumstances, facts, conditions, events or incidents that would be reasonably likely to form the basis of any Environmental Claim against any of the Acquired Companies;

(ii) (A) there is no contamination of, and there have been no Releases or threatened Releases of Hazardous Substances at any Real Property Interest or, to Seller’s Knowledge, on any real property formerly owned, leased or operated by any of the Acquired Companies (or any of their predecessors), and (B) to Seller’s Knowledge, there are no underground storage tanks, surface impoundments, pits or lagoons in which Hazardous Substances are being or have been treated, stored, or disposed, that in the case of either (A) or (B) could reasonably be expected to give rise to an Environmental Claim against any of the Acquired Companies; and

(iii) Seller and the Acquired Companies are in compliance with all Environmental Laws and all Environmental Permits, and there are no Liabilities under Environmental Laws with respect to the Acquired Companies.  All notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by Seller or the Acquired Companies under any Environmental Laws in connection with its current assets, operations and business have been duly obtained or filed, are valid and currently in effect.

(b) Seller has delivered to, or has otherwise made available for inspection by Purchaser, true, complete and correct copies of all material written reports of environmental investigations, studies, audits and tests in the possession, control or custody of Seller, its Affiliates or, to Seller’s Knowledge, any Acquired Company relating to Environmental Laws or the Release or threatened Release of Hazardous Substances at, in, on, under or from any Real Property Interests.

Section 3.21 No Brokers.  Except as set forth on Schedule 3.21 of the Seller Disclosure Schedule, neither Seller, nor the Acquired Companies nor any of their Affiliates has authorized any Person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by the Transaction Documents and the negotiations leading thereto which will have a right of payment or claim against Seller or any of its Affiliates, or against any Acquired Company.

Section 3.22 Regulation. Except as set forth on Schedule 3.22 of the Seller Disclosure Schedule, the Project Company either (A) has received MBR Authority and status as an EWG, or (B) if the Project Company has not received MBR Authority and status as an EWG, (I) to Seller’s Knowledge, there is no reason why the Project Company would not receive MBR

Authority or be eligible for status as an EWG, in each case, prior to the first delivery or sale of Electricity from the Project, and (II) is not, and prior to the earlier of (x) the date of FERC’s order granting it MBR Authority or (y) the effective date of its MBR Authority, will not be, subject to regulation as a “public utility” under the FPA or subject to regulation under PUHCA.  Each of the Acquired Companies is either not subject to or is exempt from regulation as a “public utility,” “electric utility,” “electric corporation,” or similar term under the public utility laws and regulations of any state.

Section 3.23 Related Party Transactions. Except for Material Contracts or as set forth on Schedule 3.23 of the Seller Disclosure Schedule:

(a) neither Seller nor any Affiliate thereof (other than the Acquired Companies) is a party to, or is subject to, any Contract entered into by any Acquired Company; and

(b) no Acquired Asset is owned or controlled by Seller or any Affiliate thereof (other than any Acquired Company), other than indirectly by virtue of its ownership interest in any Acquired Company.

Section 3.24 Credit Support. Schedule 3.24 of the Seller Disclosure Schedule sets forth a list of all currently effective letters of credit, guarantees, deposits and other credit support provided by or on behalf of Seller or its Affiliates to or on behalf of any Acquired Company relating to the ownership and operation of the Project or as required pursuant to any Material Contract or Project Permit (the “Support Obligations”).

Section 3.25 Intellectual Property.

(a) Except as set forth on Schedule 3.25(a) of the Seller Disclosure Schedule, the Acquired Companies own, free and clear of any Liens other than Permitted Liens, or have the licenses or rights to use for the Business, all material Intellectual Property currently used in the Business as currently conducted, and the consummation of transactions contemplated by the Transaction Documents will not adversely alter or impair any such right in any material respect; provided, however, the foregoing and the representation in Section 3.13 shall not be deemed to constitute a representation or warranty with respect to infringement or other violation of Intellectual Property rights of third Persons, which are exclusively addressed below in Section 3.25(b).

(b) To Seller’s Knowledge, the use by the Acquired Companies of the Intellectual Property currently used in the Business do not infringe upon the Intellectual Property rights of any Person in any manner that would reasonably be expected to have a Seller Material Adverse Effect.

(c) Neither Seller nor the Acquired Companies have (i) received from any Person a written or, to Seller’s Knowledge, unwritten claim that the Acquired Companies are infringing in any material respect the Intellectual Property of such Person or (ii) received any written or, to Seller’s Knowledge, unwritten, notice of any default, and, to Seller’s Knowledge, no event has occurred that with notice or lapse of time, or both, would constitute a material default under any material Intellectual Property License that would reasonably be expected to have a Seller Material Adverse Effect.

(d) Seller and the Acquired Companies have taken commercially reasonable measures to protect the confidentiality of all material trade secrets of the Acquired Companies.

Section 3.26 Projections. The Financial Projections were prepared in good faith based on reasonable assumptions of Seller and are materially consistent with Seller’s current expectations regarding the Business, and the assumptions included in the Financial Projections are materially consistent with the provisions of the Contracts affecting the Business.

Section 3.27 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article III, SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE ACQUIRED COMPANIES, THE COMPANY INTERESTS, THE PROJECT, OR THE BUSINESS, ASSETS OR LIABILITIES OF THE ACQUIRED COMPANIES, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows as of the Execution Date:

Section 4.01 Organization; Qualification.

(a) Each of Purchaser and 8point3 OpCo Holdings has been duly formed and is validly existing and in good standing as a limited liability company under the Laws of its jurisdiction of formation with all requisite limited liability company power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except in each case where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Each of Purchaser and 8point3 OpCo Holdings is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(c) Purchaser has heretofore made available to Seller complete and correct copies of the Charter Documents of each of Purchaser and 8point3 OpCo Holdings.

Section 4.02 Authority and Power. Each of Purchaser and 8point3 OpCo Holdings (a) has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (b) has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

Section 4.03 Valid and Binding Obligation.

(a) This Agreement has been duly and validly executed and delivered by Purchaser and, assuming this Agreement has been duly and validly authorized, executed and delivered by Seller and Seller Guarantor, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(b) Each of the Transaction Documents (other than this Agreement) to which Purchaser or 8point3 OpCo Holdings is a party will be duly and validly executed and delivered by Purchaser or 8point3 OpCo Holdings, as applicable, and, upon execution and delivery thereof, and assuming such Transaction Document has been duly and validly authorized, executed and delivered by each Seller Party that will be a party thereto, will constitute a legal, valid and binding obligation of Purchaser or 8point3 OpCo Holdings, as applicable, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

Section 4.04 No Violation or Conflict. None of the execution, delivery or performance of the Transaction Documents by Purchaser or 8point3 OpCo Holdings, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Charter Documents of Purchaser or 8point3 OpCo Holdings, (b) constitute, with or without notice or the passage of time or both, a Default under any material Permit or Contract to which Purchaser or 8point3 OpCo Holdings  is a party or by which any of their respective properties are bound, or (c) contravene, in any material respect, any material Law.

Section 4.05 Consents and Approvals. No material Consent of, with or to any Governmental Entity or other Person is required to be obtained or made by or with respect to Purchaser or 8point3 OpCo Holdings in connection with the execution and delivery of the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.

Section 4.06 No Brokers. Neither Purchaser nor any of its Affiliates has authorized any Person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by the Transaction Documents and the negotiations leading thereto which will have a right of payment or claim against Seller or any of its Affiliates.

Section 4.07 Litigation. There are no outstanding Orders to which Purchaser or 8point3 OpCo Holdings is a party, or by which Purchaser or 8point3 OpCo Holdings is bound by or with any Governmental Entity, except any such Order that does not challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Documents.

Section 4.08 Investment Intent. Purchaser is acquiring the Company Interests for its own account with the present intention of holding the Company Interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Partnership, Purchaser and 8point3 OpCo Holdings acknowledge that the Company Interests will not be registered under the Securities Act or any applicable state securities law, and that such Company Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.  Purchaser is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 4.09 Disqualified Person.  Purchaser is not a Disqualified Person.

Section 4.10 Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article IV, PURCHASER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

Article V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing.

(a) Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (such period, the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by Law, (iii) as set forth on Schedule 5.01(a) of the Seller Disclosure Schedule, (iv) as required by or pursuant to any Material Contract or Project Permit, (v) as required by the Tax Equity Financing, or (vi) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed, or conditioned), Seller shall in good faith, subject to any applicable requirements set forth in the Charter Documents of the Acquired Companies, exercise all rights and powers available to it to cause the Acquired Companies:

(i) to use commercially reasonable efforts to maintain all of the Acquired Assets, including the Real Property Interests and the Project Permits thereof, in accordance with Prudent Solar Industry Practices;

(ii) not to make any material change in the conduct of its business as it relates to the Acquired Assets;

(iii) not to contribute any of the Acquired Assets to any partnership or joint venture;

(iv) except as permitted by exclusions under other clauses of this Section 5.01(a) and other than in the ordinary course of business, not to enter into any Material Contract included in the Acquired Assets or terminate, amend or breach in any material respect any Material Contract included in the Acquired Assets to which it is a party or waive any material rights under any Material Contract included in the Acquired Assets to which it is a party;

(v) not to incur, assume or guarantee any Indebtedness on the Acquired Assets;

(vi) not to sell, assign, transfer, abandon, lease or otherwise dispose of Acquired Assets having a fair market value in excess of $250,000 in the aggregate, except for (1) capacity, energy, ancillary services or related attributes in the ordinary course of business and documented by a Material Contract or (2) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business;

(vii) other than Permitted Liens, not to grant any security interest with respect to, pledge or otherwise encumber any Acquired Assets;

(viii) not to settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages against the Acquired Assets in excess of $750,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor);

(ix) except as (A) required on an emergency basis or for the safety of persons or the environment or (B) in accordance with the Material Contracts, not to make any capital expenditure in excess of $450,000 in the aggregate;

(x) not to make, amend or revoke any Tax elections, change or consent to any change in any method of accounting for any Tax purpose, enter into any closing agreement affecting any Tax liability or refund or file any request for rulings or special Tax incentives with any Governmental Entity, settle or compromise any Tax liability or refund, or extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, in each case to the extent related to the Acquired Assets;

(xi) fail to file on a timely basis all applications and other documents necessary to maintain, renew or extend any Project Permit or any other material Permit required by any Governmental Entity for the continuing operation of the Acquired Assets; or

(xii) agree or commit to do any of the foregoing.

During the Interim Period, Seller shall in good faith, subject to any applicable requirements set forth in the Charter Documents of the Company, not take any action that would cause the Company to own any assets or, except for actions required to consummate the transactions contemplated by this Agreement, to enter into any contract or agreement with any Person or otherwise engage in any activities, operations or business.  During the Interim Period, Seller shall not cause the Company to, and the Company shall not, make any distributions.  Notwithstanding any provision in this Section 5.01 to the contrary, the restrictions set forth in this Section 5.01 shall apply only to the business, operations, agreements, indebtedness and securities included in the Acquired Assets or the assets of the Company and shall not apply to the business, operations, agreements, indebtedness and securities of, or otherwise restrict the activities of, Seller or any of its Affiliates.

(b) During the Interim Period, Seller shall promptly notify Purchaser in writing of:

(i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied on or prior to the Closing Date;

(ii) any change, event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Acquired Companies;

(iii) any material breach by Seller of any covenant, obligation or agreement contained in this Agreement; and

(iv) any Material Contract entered into or amended during the Interim Period, and Seller shall make available a true, correct and complete copy of such Contract or amendment thereto (as applicable);

provided that the delivery of any notice pursuant to this Section 5.01(b) shall not limit or otherwise affect the remedies available hereunder of Purchaser or the conditions set forth in Article VI.

Section 5.02 Further Assurances.  In the event that at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents, each of the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as the other Party may reasonably request, all at the sole expense of the requesting Party (unless the action requested should have been taken prior to the Closing, in which case the Party that would have borne the expense of taking such action had it been taken prior to the Closing shall bear such expense).

Section 5.03 Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses.

Section 5.04 Credit Support Obligations.  Purchaser shall cause the Support Obligations marked with an asterisk in Schedule 3.24 of the Seller Disclosure Schedule to be replaced promptly following Closing, and in any event, no later than thirty (30) days thereafter, with letters of credit, cash collateral or other security in accordance with the Contract or Permit, as applicable, pursuant to which each such Support Obligation is required to be provided, or as otherwise acceptable to the beneficiary thereof.  Promptly after any such Support Obligation is replaced by Purchaser and the instrument being replaced is returned to Purchaser or any Acquired Company, Purchaser shall promptly deliver or cause such Acquired Company to deliver such replaced Support Obligation to Seller or, at Seller’s request, one of its Affiliates.  Seller will cooperate reasonably with Purchaser with respect to Purchaser’s efforts to so replace such Support Obligations and agrees to maintain such Support Obligations until the earlier of (x) sixty (60) days after Closing or (y) the date on which Purchaser causes such Support Obligations to be replaced in accordance with the terms of this Section 5.04; provided, if any such Support Obligation is not replaced at or prior to the Closing, Purchaser shall reimburse Seller for any claims or drawings on, and the actual out-of-pocket costs of and fees reasonably incurred by Seller or its Affiliates in maintaining, such Support Obligation after Closing.

Section 5.05 Schedule Update.

(a) Three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a true and complete schedule of changes (each, a “Schedule Update”) to any of the information contained in the Seller Disclosure Schedule with respect to the Acquired Assets (including changes to any other representation or warranty in Article III as to which no Schedule has been created as of the date hereof but as to which a Schedule would have been required hereunder to have been created on or before the Execution Date if such changes had existed on the Execution Date), which changes are required as a result of events or circumstances occurring subsequent to the Execution Date which would render any representations or warranties of Seller set forth in Article III inaccurate or incomplete at the Closing Date.

(b) Any information disclosed in any Schedule Update shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement (including any representation or warranty included in the Closing Certificate), including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.01(a) or Section 6.01(b) have been satisfied.  For avoidance of doubt, Purchaser’s knowledge of any breach of any representation or warranty prior to the Closing as a result of any Schedule Update shall not affect any liability on the part of Seller pursuant to this Agreement (including the Closing Certificate).

Section 5.06 EPC Required Contributions.  From and after the Closing, to the extent the Company is required pursuant to the terms of the Stateline Holdings LLC Agreement to contribute any Required Contributions in respect of the “Final Completion Payment” or the payment of any “Punchlist Holdback,” “Interim Lien Holdback” or “Specified Equipment Holdback” under the EPC Contract (as each such term is defined therein), Seller shall pay Purchaser the amount of any such Required Contribution no later than the date it is required to be contributed to Stateline Holdings pursuant to the Stateline Holdings LLC Agreement.

Section 5.07 Inverter Fault Make-Whole.  From and after the Closing, for any Fiscal Quarter ending on or prior to May 31, 2018, if the amount of Distributed Cash received in respect of such Fiscal Quarter (“Actual Distributed Cash”) fails to equal or exceed the projected Distributed Cash for such Fiscal Quarter, as set forth in the Project Model (“Projected

Distributed Cash”), as a result of an Inverter Fault, then no later than ten (10) Business Days following the end of such Fiscal Quarter, Seller shall pay to Purchaser an amount equal to the positive difference (if any) between (a) Projected Distributed Cash, less (b) Actual Distributed Cash, in each case, for such Fiscal Quarter; provided that such amount shall be payable only to the extent such shortfall in Distributed Cash occurred as a result of an Inverter Fault; and provided, further, that the amount of such payment in respect of any Fiscal Quarter shall in no event exceed the Maximum Quarterly Make-Whole Amount for such Fiscal Quarter.

Section 5.08 Same As Survey Endorsement.  Seller shall use commercially reasonable efforts (a) to obtain the consent of the “Class A Member” (as defined in the Stateline Holdings LLC Agreement) to the issuance of a same as survey endorsement to the current owners title insurance policy of the Project Company, issued by First American Title Company, dated August 31, 2015 (Policy No. NCS-489689-1-CHI2), which endorsement shall refer to the survey update described in Section 6.01(a)(v), and (b) to cause such endorsement to be issued by First American Title Company, prior to the Closing Date or as promptly as practicable thereafter.

Article VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Closing.

(a) The obligations of Purchaser to consummate the Closing is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(i) all consents and approvals set forth on Schedule 3.05 of the Seller Disclosure Schedule shall have been granted or obtained;

(ii) no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Closing;

(iii) between the Execution Date and the Closing Date, no Seller Material Adverse Effect shall have occurred with respect to the Acquired Assets and no Material Adverse Effect shall have occurred with respect to the Company;

(iv) (A) the Subordination Agreement shall have been executed by Credit Agricole Corporate and Investment Bank and (B) to the extent required pursuant to the Credit Agreement, Purchaser shall have received consent of the “Required Lenders” (as defined in the Credit Agreement) to execute and deliver the Note; and

(v) Seller shall have delivered, or caused to be delivered, to Purchaser an update to the ALTA survey prepared by Taney Engineering (Job # FRT-009-008), dated August 6, 2015, to show the location of the as-built perimeter fence of the Project.

(b) The obligations of Seller to consummate the Closing is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

(i) no Law shall be in effect and no Order shall have been entered or issued, in each case that restrains, enjoins or prohibits the Closing; and

(ii) between the Execution Date and the Closing Date, no Purchaser Material Adverse Effect shall have occurred.

Article VII

SURVIVAL AND INDEMNIFICATION

Section 7.01 Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements contained in this Agreement (including any representations, warranties, covenants or agreements included in the Closing Certificate) shall survive the Closing Date; provided, however, an Indemnified Party may bring a claim for or with respect to inaccuracy or breach of any representation or warranty only if it has notified the Indemnifying Party of the breach on or before the date that is eighteen (18) months after the Closing Date, except that claims for or with respect to any inaccuracy or breach of (a) any Specified Representation shall survive indefinitely, (b) any representation or warranty contained in Section 3.20 (Environmental Matters) shall survive the Closing until the date that is three (3) years after the Closing Date, and (c) any representation or warranty contained in Section 3.15 (Taxes) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto).

Section 7.02 Indemnification by Seller.  Subject to the other terms and limitations set forth in this Agreement, Seller agrees to indemnify, defend and hold harmless Purchaser, Purchaser’s Affiliates and each of their respective Representatives (collectively, the “Purchaser Group”) from and against any and all Damages incurred or sustained by any member of the Purchaser Group to the extent arising out of, relating to or resulting from (a) any failure by Seller to perform any covenant or agreement of Seller contained in this Agreement, and (b) any inaccuracy or breach of any of Seller’s representations and warranties contained in this Agreement.

Section 7.03 Indemnification by Purchaser.  Subject to the other terms and limitations set forth in this Agreement, Purchaser agrees to indemnify, defend and hold harmless Seller, Seller’s Affiliates and each of their respective Representatives (collectively, the “Seller Group”) from and against any and all Damages incurred or sustained by any member of the Seller Group to the extent arising out of, relating to or resulting from (a) any failure by Purchaser to perform any covenant or agreement of Purchaser contained in this Agreement, and (b) any inaccuracy or breach of any of Purchaser’s representations and warranties contained in this Agreement.

Section 7.04 Liability Limitations.  Notwithstanding anything to the contrary contained in this Agreement:

(a) No monetary amount will be payable by any Indemnifying Party to any member of the Purchaser Group or the Seller Group, respectively, with respect to the indemnification of any claims pursuant to clauses (a) or (b) of Section 7.02 or Section 7.03, as the case may be (other than (1) any claim for or with respect to any inaccuracy or breach of a Specified Representation, or (2) any claim for or with respect to any inaccuracy or breach of any representation or warranty contained in Section 3.15 (Taxes)), unless (i) the amount of Damages in respect of such claim exceeds $25,000 (each claim with Damages at or under $25,000, a “De Minimis Claim”) and (ii) the aggregate amount of Damages actually incurred by the Seller Group or the Purchaser Group, as the case may be, with respect to all such claims (excluding De Minimis Claims) exceeds on a cumulative basis an amount equal to $3,295,000 (the “Deductible Amount”), in which event the Indemnified Party may only recover Damages to the extent in excess of the Deductible Amount (and excluding any Damages with respect to De Minimis Claims);

(b) The maximum Damages payable by each of Seller and Purchaser to members of the Purchaser Group or the Seller Group, respectively, with respect to the indemnification of claims pursuant to clauses (a) or (b) of Section 7.02 or Section 7.03, as the case may be (other than (1) any claim for or with respect to any inaccuracy or breach of a Specified Representation, or (2) any claim for or with respect to any inaccuracy or breach of any representation or warranty contained in Section 3.15 (Taxes)), shall be an amount equal to fifteen percent (15%) of the Purchase Price; provided that the maximum such Damages payable by each of Seller and Purchaser with respect to the indemnification of all claims pursuant to clauses (a) or (b) of Section 7.02 or Section 7.03, shall be an amount equal to one hundred percent (100%) of the Purchase Price; and

(c) Notwithstanding anything to the contrary set forth in this Agreement, in the event that Seller has Knowledge of Purchaser’s breach of any representation or warranty contained in Section 4.09 as of the Closing, Seller shall have no right to recover for the breach of such representation or warranty.

(d) For the avoidance of doubt, the limitations in this Section 7.04 shall not apply to any claims under Article IX or any claim arising out of or resulting from fraud or willful misconduct.

Section 7.05 Indemnification Procedures.

(a) If any claim or demand is made against an Indemnified Party with respect to any matter by any Person that is not a party to this Agreement (or an Affiliate thereof) (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under this Article VII, then the Indemnified Party will as promptly as practicable, but not later than ten (10) days after receipt of such claim or demand, notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim (including the factual basis for the Third Party Claim, and, to the extent known, the amount, or an estimate of the amount (which estimate shall not be binding on the Indemnified Party), of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

(b) The Indemnifying Party will have the right, at its option, to participate in or to assume the defense, negotiation or settlement of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, the Indemnifying Party shall not be entitled to assume, and the Indemnified Party shall be entitled to have control over, the defense or settlement of any Third Party Claim (with counsel reasonably satisfactory to the Indemnifying Party) to the extent that such Third Party Claim seeks an Order against the Indemnified Party that, if successful, would be reasonably likely to materially interfere with the business, operations, assets or financial condition of the Indemnified Party.  In the event that the Indemnifying Party fails to respond to the defense of the Third Party Claim within ten (10) Business Days after receipt of notice pursuant to Section 7.05(a), the Indemnified Party has the right to assume the defense of the Third Party Claim (at the expense of the Indemnifying Party) until such time as the Indemnifying Party assumes the defense thereof.  The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof, including fees and expenses incurred by the Indemnified Party in contesting and defending a Third Party Claim after delivery of the notice in accordance with Section 7.05(a) but prior to the Indemnifying Party assuming the defense of such Third Party Claim.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Indemnified Party reasonably concludes that (i) the potential imposition of criminal liability against the Indemnified Party or (ii) a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party.

(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay all monetary amounts in connection with such Third Party Claim and unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim; provided, further, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge (i) that provides for injunctive or other non-monetary relief affecting the Indemnified Party or (ii) that, in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party.  Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party elects not to assume the defense of a Third Party Claim, and the Indemnified Party defends, settles or otherwise deals with such Third Party Claim, the Indemnified Party shall provide thirty (30) days’ advance written notice of any settlement to the Indemnifying Party and shall consider the Indemnifying Party’s comments to such settlement or defense and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment.

(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or arising in connection with such Third Party Claim.  If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information relating to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder.

(e) Any claim on account of Damages for which indemnification is provided under this Agreement that does not involve a Third Party Claim will be asserted by prompt written notice given by the Indemnified Party to the Indemnifying Party from whom such indemnification is sought.  The failure by any Indemnified Party to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability which it may have to such Indemnified Party under this Agreement, unless (and then solely to the extent) the Indemnifying Party is materially prejudiced as a result thereof.

Section 7.06 Certain Indemnification Matters.

(a) Except in the case of fraud or willful misconduct, and without in any way limiting Seller’s indemnification obligations pursuant to Section 9.04, the indemnification provided in this Article VII shall at all times be the sole and exclusive damages remedy for any inaccuracy or breach of any representation or warranty or any failure to perform any covenant or agreement contained herein.

(b) Any Liability for indemnification under this Agreement shall be determined without duplication by reason of the state of facts giving rise to such Liability constituting a breach of more than one representation, warranty, covenant or agreement.

(c) Each Indemnified Party shall take all commercially reasonable steps to mitigate all Damages relating to a claim, including availing itself of any defense, limitations, rights of contributions, claims against third Persons and other rights at law or equity (and the cost and expenses of such mitigation shall constitute Damages for all purposes hereunder); provided that any failure to comply with this Section 7.06(c) shall not limit any Indemnified Party’s remedies under this Article VII except to reduce the amount of Damages recovered or recoverable by such Indemnified Party in an amount equal to the Damages caused by such Party’s failure to comply with this Section 7.06(c).

(d) If the amount of any Indemnified Party’s Damages, at any time subsequent to an Indemnifying Party’s making of a payment under this Article VII, is reduced by actual recovery, settlement, or otherwise under or pursuant to any applicable insurance coverage, or pursuant to any applicable claim, recovery, settlement or payment by or against any other Person

(collectively, “Recoveries”), the amount of such Recoveries shall be repaid by the Indemnified Party to the applicable Indemnifying Party within fifteen (15) days after receipt thereof by such Indemnified Party, up to the aggregate amount of (i) the payments made by the applicable Indemnifying Party to such Indemnified Party less (ii) any deductibles, co-payments or other costs and expenses (including reasonable legal fees and expenses and retrospective insurance premium adjustments, if any) actually and reasonably incurred by the Indemnified Party in seeking such Recoveries.

Section 7.07 Seller Guaranty.

(a) Seller Guarantor hereby absolutely, unconditionally and irrevocably guarantees the timely payment when due of all obligations owing by Seller to Purchaser arising pursuant to this Agreement on or after the Execution Date (the “Guaranteed Obligations”), subject to the terms and conditions of this Section 7.07.  The foregoing obligation shall constitute a guarantee of payment and not of collection.  Notwithstanding anything herein to the contrary, Seller Guarantor’s liability for the Guaranteed Obligations shall be subject to the limitations set forth in Section 7.04.  To the fullest extent permitted by law, Seller Guarantor hereby waives all surety defenses Seller may have against Purchaser.  Further, notwithstanding any other provision contained in this Section 7.07, Seller Guarantor and Purchaser intend that this guarantee be an absolute and unconditional guaranty, subject only to the conditions set forth in Section 7.07(b).

(b) If, for any reason whatsoever, Seller shall fail to pay any Guaranteed Obligation when such Guaranteed Obligation is due and owing under this Agreement (an “Overdue Obligation”), Purchaser may present a written demand to Seller Guarantor calling for Seller Guarantor’s payment of such Overdue Obligation pursuant to this Section 7.07 (a “Payment Demand”).  Seller Guarantor’s obligation hereunder to pay any particular Overdue Obligation(s) to Purchaser is conditioned upon Seller Guarantor’s receipt of a Payment Demand from Purchaser satisfying the following requirements: (i) such Payment Demand must identify the specific Overdue Obligation(s) covered by such demand, the specific date(s) upon which such Overdue Obligation(s) became due and owing under this Agreement, and the specific provision(s) of this Agreement pursuant to which such Overdue Obligation(s) became due and owing; and (ii) such Payment Demand must be delivered to Seller Guarantor in accordance with Section 10.03 below.  After issuing a Payment Demand in accordance with the requirements specified in this Section 7.07(b) above, Purchaser shall not be required to issue any further notices or make any further demands with respect to the Overdue Obligation(s) specified in that Payment Demand, and Seller Guarantor shall be required to make payment with respect to the Overdue Obligation(s) specified in that Payment Demand within five (5) Business Days after Seller Guarantor receives such demand.

(c) The guaranty set forth in this Section 7.07 will remain in full force and effect, and will be binding upon Seller Guarantor, until all of the Guaranteed Obligations have been satisfied.

(d) To the fullest extent permitted by applicable Law, the obligations of Seller Guarantor under this Section 7.07 shall not be otherwise affected, modified or impaired upon the happening of any event, including (a) any legal disability, incapacity or similar defense, (b) the sale or transfer of all or any portion of the assets of or equity (including limited liability company interests), whether owned directly or indirectly by Seller Guarantor or other beneficial interests, in Seller, (c) the merger, consolidation, restructuring, termination, dissolution, bankruptcy, insolvency or liquidation of Seller or Seller Guarantor, and (d) any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of Seller Guarantor from the performance or observance of any obligation, warranty or agreement contained in this Section 7.07.  Notwithstanding anything contained in this Agreement, the guaranty provided under this Section 7.07 shall continue to be effective or be reinstated, as the case may be, if at any time payment of all, or any part thereof, of any payment made by Seller or Seller Guarantor under this Agreement is rescinded or must otherwise be restored or repaid by Purchaser as a result of the bankruptcy or insolvency of Seller.  The insolvency of Seller or Seller Guarantor, and any bankruptcy or reorganization proceeding with respect thereto, shall not affect in any way Seller Guarantor’s unconditional and absolute liability hereunder.

(e) Without limiting Seller Guarantor’s own defenses and rights hereunder, Seller Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Seller is or may be entitled arising from or out of this Agreement, except for defenses (if any) based upon the bankruptcy, insolvency, dissolution or liquidation of Seller or any lack of power or authority of Seller to enter into and/or perform the Agreement.

(f) Seller Guarantor hereby represents and warrants to Purchaser that:

(i) Seller Guarantor is a Delaware corporation, has been duly incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation;

(ii) Seller Guarantor has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(iii) the execution and delivery by Seller Guarantor of this Agreement and the performance by Seller Guarantor of its obligations hereunder have been duly and validly authorized by all necessary corporate action on behalf of Seller Guarantor;

(iv) this Agreement has been duly and validly executed and delivered by Seller Guarantor and, assuming this Agreement has been duly and validly authorized, executed and delivered by Purchaser, constitutes a legal, valid and binding obligation of Seller Guarantor, enforceable against Seller Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity;

(v) the execution, delivery and performance by Seller Guarantor of this Agreement does not require Seller Guarantor to obtain any Consent of any Governmental Entity or other Person, other than Consents that have already been obtained; and

(vi) the execution and delivery by Seller Guarantor of this Agreement do not, and the performance by Seller Guarantor of its obligations under this Agreement will not:

(1) result in a violation or breach of any of the provisions of the Charter Documents of Seller Guarantor;

(2) result in a violation or breach of, or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both), any material Contract to which Seller Guarantor is a party, except for any such violations, breaches or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to have a material adverse effect on Seller Guarantor’s ability to perform its obligations under this Agreement; and

(3) result in a violation or breach of any provision of any Law applicable to Seller Guarantor, except as would not reasonably be expected to have a material adverse effect on Seller Guarantor’s ability to perform its obligations under this Agreement.

(vii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Section 7.07(f), SELLER GUARANTOR IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED.

Article VIII

TERMINATION

Section 8.01 Termination.  This Agreement may be terminated on or prior to the Closing Date, as follows:

(a) by the mutual written consent of Seller and Purchaser;

(b) by Purchaser (if it is not in material breach of its representations, warranties, covenants or agreements under this Agreement), upon written notice to Seller, if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions contained in Article VI not to be satisfied, and such violation, breach or inaccuracy has not been waived by Purchaser or cured by Seller, as applicable, within twenty (20) Business Days after receipt by Seller of written notice thereof from Purchaser or is not reasonably capable of being cured prior to the Termination Date; or

(c) by either Party, upon written notice to the other, if the Closing shall not have occurred on or before December 31, 2016 (the “Termination Date”); provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 8.01 if such Party’s willful breach of this Agreement has prevented or materially delayed the consummation of the Closing.

Section 8.02 Effect of Termination.  If this Agreement is terminated in accordance with Section 8.01 prior to the Closing Date, this Agreement shall become void and of no further force and effect; provided, however, that (a) the provisions of this Section 8.02 and Article X (Miscellaneous) shall survive such termination with respect to any action required hereunder which was not complete prior to such termination and (b) nothing herein shall relieve any Party from any liability for fraud or with respect to any willful breach of the provisions of this Agreement prior to such termination.

Article IX

TAX MATTERS

Section 9.01 Acquired Companies Taxes.  Seller shall be responsible for (and entitled to retain any refunds with respect to) all Seller Indemnified Taxes, and Purchaser shall be responsible for (and entitled to retain any refunds with respect to) all other Taxes of or with respect to the Acquired Assets or the Business.  Regardless of which Party is responsible for a Tax hereunder, Seller or an Affiliate of Seller shall file, or exercise all rights and powers available to it to cause the Acquired Companies to file (as applicable), any Tax Return required by applicable law to be filed by the Acquired Companies prior to the Closing, and pay, or exercise all rights and powers available to it to cause the Acquired Companies to pay (as applicable), all Taxes of the Acquired Companies that are required to be paid prior to the Closing.  Seller shall promptly deliver to the Purchaser copies of all Tax Returns filed by Seller or an Affiliate of Seller with respect to the Acquired Companies and any supporting documentation, excluding Tax Returns, or portions of the Tax Returns, related to income, franchise or similar Taxes that are unrelated to the Acquired Companies.  Seller and the Acquired Companies shall not make any election or otherwise take any action with respect to Taxes attributable to the Acquired Companies that is inconsistent with the conventions, elections or other Tax attributes of the Acquired Companies (or the Acquired Assets).

Section 9.02 Tax Allocation.  For purposes of allocating Taxes under this Agreement between the period prior to, and on or after, the Closing Date, (a) Taxes that are based upon or related to income or receipts or imposed on a transactional basis shall be allocated to the taxable period (or portion thereof) in which the transaction giving rise to such Taxes occurred, and (b) ad valorem, property and other Taxes imposed on a periodic basis shall be allocated between the period (or portion thereof) ending immediately prior to the Closing Date and the period (or portion thereof) beginning on the Closing Date by prorating each such Tax based on the number of days in the applicable taxable period that occur before the date on which the Closing Date occurs, on the one hand, and the number of days in such taxable period that occur on or after the date on which the Closing Date occurs, on the other hand.  For purposes of clause (b) of the preceding sentence, the period for such Taxes shall begin on the date on which ownership of the applicable assets gives rise to liability for the particular Tax and shall end on the day before the next such date.

Section 9.03 Tax Cooperation.  Purchaser and Seller shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Article IX, in resolving, defending or prosecuting all disputes and audits with respect to such Tax Returns.

Section 9.04 Tax Indemnification.  Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Seller will indemnify, defend and hold harmless the Purchaser Group from and against any and all Damages actually incurred or sustained by any member of the Purchaser Group to the extent arising out of, relating to, or resulting from, any Seller Indemnified Taxes.  Upon the determination of the amount of any Taxes for which any Party is liable under this Agreement, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Article IX.

Section 9.05 Transfer Taxes.  All sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees (including any filing and recording fees) (“Transfer Taxes”), if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne entirely by Seller.  Seller and Purchaser shall cooperate and, if applicable, jointly file, all necessary documentation and Tax Returns with respect to all such Transfer Taxes.

Section 9.06 Survival.  The obligations of Seller and Purchaser pursuant to this Article IX shall terminate sixty (60) days after the expiration of the applicable statute of limitations (including any valid extensions with respect thereto) with respect to the particular Tax.

Article X

MISCELLANEOUS

Section 10.01 Parties in Interest.  This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than (a) the Parties hereto and their respective successors and permitted assigns and (b) the Indemnified Parties, to the extent such Indemnified Parties are expressly granted certain rights of indemnification in this Agreement, will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

Section 10.02 Assignment.  No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion).  Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio.

Section 10.03 Notices.  Unless otherwise specified herein, any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, email, hand messenger delivery, overnight courier service or certified mail (receipt requested) to each other Party at the address set forth below; provided that to be effective any such notice sent originally by facsimile or email must be followed within two (2) Business Days by a copy of such notice sent by overnight courier service (other than any notice delivered by email for which the intended recipient thereof, by reply email, waives delivery of such copy):

If to Seller:

First Solar Asset Management, LLC

c/o First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel:  (602) 414-9300

Email:  alex.bradley@firstsolar.com

Attention:  Alexander Bradley, Chief Financial Officer

with copies to:

First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel:  (602) 427-2925

Email:  generalcounsel@firstsolar.com

Attention:  Paul Kaleta, General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue NW

Washington, D.C. 20005

Tel:  (202) 371-7402

Email:  lance.brasher@skadden.com

Attention:  Lance Brasher

If to Seller Guarantor:

First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel:  (602) 414-9300

Email:  alex.bradley@firstsolar.com

Attention:  Alexander Bradley, Chief Financial Officer

with copies to:

First Solar, Inc.

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel:  (602) 427-2925

Email:  generalcounsel@firstsolar.com

Attention:  Paul Kaleta, General Counsel

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue NW

Washington, D.C. 20005

Tel:  (202) 371-7402

Email:  lance.brasher@skadden.com

Attention:  Lance Brasher

If to Purchaser:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

77 Rio Robles

San Jose, California 95134

Tel: (408) 240-5500

Email: chuck.boynton@sunpower.com

Attention:  Charles Boynton, Chief Executive Officer

with copies to:

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

400 Crossing Boulevard, 5th Floor

Bridgewater, NJ 08807

Tel:  (908) 809-4130

Email:   jdymbort@firstsolar.com

Attention:  Jason Dymbort, General Counsel

8point3 Operating Company, LLC

c/o 8point3 General Partner, LLC

350 West Washington Street, Suite 600

Tempe, Arizona 85281

Tel:  (602) 414-9300

Email:  bryan.schumaker@firstsolar.com

Attention:  Bryan Schumaker, Chief Financial Officer

Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.  Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given:  (i) at the time delivered by hand, if personally delivered; (ii) five (5) Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested; (iii) when received, if sent by facsimile or email, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time; and (iv) on the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.  In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.

Section 10.04 Public Statements.  The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the consent of the other Party, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by Law.

Section 10.05 Confidentiality.  The Parties agree that (a) all documents, materials, data or other information with respect to the Parties and their Affiliates received by a Party in connection with the transactions contemplated hereunder shall constitute “Confidential Information” as defined in the Omnibus Agreement and (b) Section 4.1 of the Omnibus Agreement shall apply mutatis mutandis to each Party, as if fully set forth herein.

Section 10.06 Waiver; Remedies.  No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 10.07 Captions.  All Section titles or captions contained in this Agreement or in any Exhibit or Schedule referred to herein and the table of contents of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement or affect the meaning or interpretation of this Agreement.

Section 10.08 Severability.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid.  If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement.  Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the law.

Section 10.09 Governing Law.  THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

Section 10.10 Consent to Jurisdiction.  Each of the Parties hereto irrevocably and unconditionally confirms and agrees (a) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b)(i) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties hereto of the name and address of such agent and (ii) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by Law, service made pursuant to (b)(i) or (ii) above shall have the same legal force and effect as if served upon such Party personally within the State of Delaware.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 10.11 Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and this Agreement and the other Transaction Documents supersede all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.  This Agreement and the other Transaction Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement.  In this Agreement and the other Transaction Documents, and as between them, specific provisions prevail over general provisions.  In the event of a conflict between this Agreement and the other Transaction Documents, this Agreement shall control.

Section 10.12 Amendment.  This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.

Section 10.13 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

Section 10.14 ROFO Projects.  The Parties agree that the purchase and sale of the Company Interests pursuant to this Agreement shall be deemed to have been offered pursuant to that certain Right of First Offer Agreement, dated as of June 24, 2015, as amended by the Amendment and Waiver thereto, dated as of March 28, 2016, and the Amendment and Waiver No. 2 thereto, dated as of June 28, 2016 (the “ROFO Agreement”), between First Solar and Purchaser, and the Acquired Companies shall be considered ROFO Assets (as defined in the ROFO Agreement) for purposes of the ROFO Agreement and otherwise.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

FIRST SOLAR ASSET MANAGEMENT, LLC

By:	/s/ Alexander Bradley
Name: Alexander Bradley
Title: Vice President, Treasury and
Project Finance

8POINT3 OPERATING COMPANY, LLC

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:	/s/ Max Gardner
Name: Max Gardner
Title: Vice President of Operations

The undersigned hereby executes this Agreement for the sole purpose of agreeing to its obligations pursuant to Section 7.07.

FIRST SOLAR, INC.

By:	/s/ Richard Romero
Name: Richard Romero
Title: Treasurer

By:	/s/ Jim Armstrong
Name: Jim Armstrong
Title: Assistant Treasurer

[Desert Stateline Purchase and Sale Agreement]

EXHIBIT A

Form of Assignment and Assumption Agreement

(see attached)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is effective as of [________], 2016 (the “Effective Date”), by and between First Solar Asset Management, LLC, a Delaware limited liability company (“Assignor”), and 8point3 OpCo Stateline Holdings, LLC, a Delaware limited liability company (“Assignee” and together with the Assignor, each a “Party” and collectively, the “Parties”), pursuant to, and subject to the terms of, that certain Purchase and Sale Agreement, dated as of November 11, 2016, by and among 8point3 Operating Company, LLC, a Delaware limited liability company, First Solar Asset Management, LLC, a Delaware limited liability company, and First Solar, Inc., a Delaware corporation (the “PSA”).  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the PSA.

WHEREAS, Assignor owns one hundred percent (100%) of the limited liability company membership interests (collectively, the “Assigned Interests”) in, and is the sole member of, FSAM DS Holdings, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Assignor desires to transfer and assign to Assignee all of its right, title and interest in, to and under the Assigned Interests and Assignee has agreed to become the sole member of the Company;

NOW, THEREFORE, in consideration of the premises, the mutual agreements hereinafter contained and contained in the PSA and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement each hereby agrees as follows:

1.

Assigned Interests.  Upon the terms and conditions contained in the PSA, Assignor hereby assigns, transfers, conveys and delivers to Assignee, and Assignee hereby acquires and accepts, all of Assignor’s right, title and interest in, to and under the Assigned Interests, free and clear of any and all encumbrances other than Permitted Equity Liens.  As of the Effective Date, in accordance with Section 24 of the Limited Liability Company Agreement of the Company, dated as of August 12, 2015 (the “LLC Agreement”), Assignee hereby agrees to be bound by the LLC Agreement and is hereby admitted as the sole member of the Company.

2.

Further Assurances.  Assignor and Assignee covenant and agree that each will do, execute and deliver, or cause to be done, executed and delivered all such further instruments, documents, agreements and assurances as may be reasonably requested by the other Party, which may be necessary or desirable, in order to evidence and provide for the specific assignment of the Assigned Interests and to carry out the purposes and intent of this Agreement.

3.

Parties in Interest.  This Agreement is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Agreement.

4.

Assignment.  No Party will convey, assign or otherwise transfer either this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of the other Party hereto (in each of such Party’s sole and absolute discretion).  Any such prohibited conveyance, assignment or transfer without the prior written consent of the other Party will be void ab initio.

5.

Waiver; Remedies.  No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.

Severability.  Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid.  If any term or provision of this Agreement or the application of any such term or provision to any Party or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Parties or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Agreement is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Agreement.  Upon determination that any other term or provision of this Agreement is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the law.

7.

Governing Law. THIS AGREEMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

8.

Consent to Jurisdiction.  Any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated as set forth in Section 10.10 of the PSA.

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9.

Entire Agreement.  This Agreement and the PSA constitute the entire agreement between the Parties with respect to the subject matter hereof and this Agreement and the PSA supersede all prior negotiations, agreements or understandings of the Parties of any nature, whether oral or written, relating thereto.  This Agreement and the PSA, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement, specific provisions prevail over general provisions.  Nothing in this Agreement shall be deemed to supersede, enlarge or modify any of the provisions of the PSA, all of which shall survive the execution and delivery of this Agreement as provided in, and subject to the limitations set forth in, the PSA.  The PSA shall control in the event of any conflict with the terms of this Agreement.

10.	Amendment. This Agreement may be modified, amended or supplemented only by written agreement executed by the Parties.
11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

First Solar Asset Management, LLC

By:
Name:
Title:

[Assignment and Assumption Agreement]

8point3 OPCO STATELINE HOLDINGS, LLC

By 8point3 Operating Company, LLC, its sole member

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:
Name:
Title:

[Assignment and Assumption Agreement]

EXHIBIT B

Form of Omnibus Agreement Amendment

(see attached)

AMENDMENT NO. 4

TO

AMENDED AND RESTATED

OMNIBUS AGREEMENT

This AMENDMENT NO. 4  TO AMENDED AND RESTATED OMNIBUS AGREEMENT (this “Amendment”), dated as of [______], 2016 is made and entered into among 8point3 Operating Company, LLC, a Delaware limited liability company (the “Operating Company”), 8point3 General Partner, LLC, a Delaware limited liability company (the “YieldCo General Partner”), 8point3 Holding Company, LLC, a Delaware limited liability company (“Holdings”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), First Solar, Inc., a Delaware corporation (“First Solar”) and SunPower Corporation, a Delaware corporation (“SunPower” and, together with First Solar, each a “Sponsor” and collectively, the “Sponsors”).  The above-named entities are sometimes referred to in this Amendment as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Parties entered into that certain Amended and Restated Omnibus Agreement on April 6, 2016, that certain Amendment No. 1 to Amended and Restated Omnibus Agreement on July 1, 2016, that certain Amendment No. 2 to Amended and Restated Omnibus Agreement on September 9, 2016 and that certain Amendment No. 3 to Amended and Restated Omnibus Agreement on September 29, 2016 (collectively, the “Agreement”); and

WHEREAS, the Parties desire, subject to the terms and conditions set forth herein , to amend the Agreement to reflect the Parties’ agreement as to certain matters set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.01 Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

Section 1.02 Amendments.

(a) The following text shall be added as a new row to the table set forth on Schedule I of the Agreement:

No.	Sponsor	Project	Scheduled COD	Guaranteed Project Capacity (MWAC)	Minimum Project Capacity (MWAC)	Closing Project Value	Capacity Buy-Down Amount ($ per MW)
35.	First Solar	Desert Stateline	Achieved August 30, 2016	Not applicable – COD achieved	Not applicable – COD achieved	$329,500,000	Not applicable – COD achieved

(b) The following text shall be added as a new item to the end of Part A of Schedule II:

3.  Tax equity financing in respect of the Desert Stateline project, entered into between Southern Renewable Partnerships, LLC and FSAM DS Holdings, LLC.

(c) The following text shall be added as a new item to the end of Part A of Schedule III:

DESERT STATELINE

1.	First Solar Owner Parent Guaranty by First Solar, Inc. to and for the benefit of First Solar Electric (California), Inc., effective as of August 31, 2015
2.	Right of Way Surety Bond No. 1030518 in connection with a right of way grant or temporary use permit for the benefit of the BLM, dated April 8, 2014 ($3,996,050)
3.	Surety Bond No. 1030519 in connection with mitigation measures for the benefit of the Department of Fish and Wildlife, dated April 10, 2014 ($12,394,490)

(d) The following text shall be added as new items to the end of Part A of Schedule IV:

18. FSAM DS Holdings, LLC

19. Desert Stateline Holdings, LLC

20. Desert Stateline LLC

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(e) The following text shall be added as new item to Part D-1 of Schedule IV:

Contributed Company	Applicable Percentage of Specified Affiliate Bonus
Desert Stateline LLC	• 34%, with respect to any “Effective Availability Guarantee Bonus” • 23.26%, with respect to any “Energy Performance Bonus”

Section 1.03 Representations and Warranties.

(a) Representations and Warranties of Each Sponsor.  Each Sponsor hereby represents and warrants to the other Sponsor, the Operating Company, the YieldCo General Partner, Holdings and the Partnership, as follows as of the date hereof:

(i) Organization; Qualification.  Such Sponsor has been duly formed and is validly existing and in good standing as a corporation under the Laws of its jurisdiction of formation with all requisite corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.

(ii) Authority and Power.  Such Sponsor (A) has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and (B) has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment.

(iii) Valid and Binding Obligation.  This Amendment has been duly and validly executed and delivered by such Sponsor and, assuming this Amendment has been duly and validly authorized, executed and delivered by all other Persons party hereto, constitutes a legal, valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(iv) No Conflicts.  The execution, delivery and performance of this Amendment by such Sponsor will not (a) conflict with or violate any provision of its certificate of incorporation or bylaws, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration under any material any material indenture, mortgage, chattel

3

mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which such Sponsor is a party, or (c) contravene, in any material respect, any material Law.

(v) Consents and Approvals.  The execution, delivery and performance of this Amendment by such Sponsor does not requires any material consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, of or to (as applicable) any Governmental Entity or other Person, except as has already been obtained, made or waived.

(b) Representations and Warranties of the Operating Company, the YieldCo General Partner, Holdings and the Partnership.  Each of the Operating Company, the YieldCo General Partner, Holdings and the Partnership hereby represents and warrants to the Sponsors, as follows as of the Execution Date:

(i) Organization; Qualification.  Such Person has been duly formed and is validly existing and in good standing as a limited liability company or partnership, as applicable, under the Laws of its jurisdiction of formation with all requisite limited liability company or partnership, as applicable, corporate power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Amendment.

(ii) Authority and Power.  Such Person (A) has all requisite limited liability company or partnership, as applicable, power and authority to execute and deliver this Amendment and to perform its obligations hereunder, and (B) has taken all necessary limited liability company or partnership, as applicable, action to authorize the execution, delivery and performance of this Amendment.

(iii) Valid and Binding Obligation.  This Amendment has been duly and validly executed and delivered by such Person and, assuming this Amendment has been duly and validly authorized, executed and delivered by the Sponsors party hereto, constitutes a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

(iv) No Conflicts.  The execution, delivery and performance of this Amendment by such Person will not (a) conflict with or violate any provision of its certificate of incorporation or bylaws, (b) constitute, with or without notice or the passage of time or both, a material violation, a material breach or default, create a material lien, conflict in any material respect with, or require any material consent or approval, or give rise to any material right of termination, modification, cancellation, prepayment, suspension, limitation, revocation, preemption, right of first refusal (or similar right to purchase) or acceleration under any material any material indenture, mortgage, chattel

4

mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement to which such Person is a party, or (c) contravene, in any material respect, any material Law.

(v) Consents and Approvals.  The execution, delivery and performance of this Amendment by such Person does not requires any material consent, approval, exemption, waiver, clearance, authorization, filing, registration or notification, of or to (as applicable) any Governmental Entity or other Person, except as has already been obtained, made or waived.

Section 1.04 Continuity.  Except as expressly modified hereby, the terms and provisions of the Agreement and all instruments, agreements or other documents executed and delivered in connection therewith shall continue in full force and effect.   Whenever the “Agreement” is referenced in the Agreement or any of the instruments, agreements or other documents executed and delivered in connection therewith, such references shall be deemed to mean the Agreement as modified hereby.

Section 1.05 Parties in Interest.  This Amendment is binding upon and is for the benefit of the Parties hereto and their respective successors and permitted assigns.  This Amendment is not made for the benefit of any Person not a party hereto, and no Person other than the Parties hereto and their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by virtue of this Amendment.

Section 1.06 Severability.  Whenever possible each provision and term of this Amendment will be interpreted in a manner to be effective and valid.  If any term or provision of this Amendment or the application of any such term or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof, or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  If any term or provision of this Amendment is held to be prohibited or invalid, then such term or provision will be ineffective only to the extent of such prohibition or invalidity without invalidating or affecting in any manner whatsoever the remainder of such term or provision or the other terms and provisions of this Amendment.  Upon determination that any other term or provision of this Amendment is invalid, void, illegal, or unenforceable, a court of competent jurisdiction will modify such term or provision so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible under the Law.

Section 1.07 Facsimile; Counterparts.  Any Party may deliver executed signature pages to this Amendment by facsimile transmission to the other Parties, which facsimile copy shall be deemed to be an original executed signature page.   This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute a single instrument.

Section 1.08 GOVERNING LAW.  THIS AMENDMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND

5

ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  FOR THE AVOIDANCE OF DOUBT, IT IS INTENDED THAT 6 DEL. C. § 2708, WHICH PROVIDES FOR ENFORCEMENT OF DELAWARE CHOICE OF LAW WHETHER OR NOT THERE ARE OTHER RELATIONSHIPS WITH DELAWARE, SHALL APPLY.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

6

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first above written and delivered in their names by their respective duly authorized officers or representatives.

8point3 Energy Partners LP

By: 8point3 General Partner, LLC, its general partner

By:
Name:
Title:

8point3 General Partner, LLC

By:
Name:
Title:

8point3 Operating Company, LLC

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:
Name:
Title:

[Amendment No. 4 to  Amended and Restated Omnibus Agreement]

8point3 Holding Company, LLC

By: First Solar 8point3 Holdings, LLC, its member

By:
Name:
Title:

By: SunPower YC Holdings, LLC, its member

By:
Name:
Title:

First Solar, Inc.

By:
Name:
Title:

SunPower Corporation

By:
Name:
Title:

[Amendment No. 4 to  Amended and Restated Omnibus Agreement]

Exhibit C

Form of Certificate of Non-Foreign Status

(see attached)

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform 8point3 Operating Company, LLC, a Delaware limited liability company (“Buyer”), that withholding of tax is not required upon the disposition of a United States real property interest by First Solar Asset Management, LLC, a Delaware limited liability company, which is disregarded as a separate entity from First Solar, Inc. (“Seller”) for U.S. federal tax purposes, the undersigned hereby certifies the following on behalf of Seller:

1.

Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder).

2.	Seller is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii).
3.	The United States employer identification number of Seller is 20-4623678.
4.	The office address of Seller is 350 W. Washington Street, 6th Floor, Tempe, Arizona 85281.

Seller understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

FIRST SOLAR, INC.

By:
Name:
Title:
Date: [ ], 2016

[Signature Page to FIRPTA Certificate]

Exhibit D

Form of Pledge Supplement

(see attached)

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [_______], 2016, is delivered by 8point3 OpCo Stateline Holdings, LLC, a Delaware limited liability company, and FSAM DS Holdings, LLC, a Delaware limited liability company (each, a “Grantor”) pursuant to the Pledge and Security Agreement, dated as of June 24, 2015 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among 8point3 Operating Company, LLC, the other Grantors named therein, and Credit Agricole Corporate and Investment Bank as the Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Each Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of such Grantor’s right, title and interest in, to and under all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which such Grantor now has or hereafter acquires an interest and wherever the same may be located. Each Grantor represents and warrants that, with respect to such Grantor, the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

[Signature Page Follows]

IN WITNESS WHEREOF, each Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of                     , 2016.

8POINT3 OPCO STATELINE HOLDINGS, LLC

By: 8point3 Operating Company, LLC, its sole member

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:
Name:
Title:

FSAM DS HOLDINGS, LLC

By: 8point3 OpCo Stateline Holdings, LLC, its sole member

By: 8point3 Operating Company, LLC, its sole member

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:
Name:
Title:

[Pledge Supplement Signature Page]

Exhibit E

Form of Note

(see attached)

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF CERTAIN OBLIGATIONS (AS DEFINED IN THE SUBORDINATION AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THAT CERTAIN SUBORDINATION AGREEMENT DATED ___________ __, 2016, BETWEEN FIRST SOLAR ASSET MANAGEMENT, LLC, 8POINT3 OPERATING COMPANY, LLC AND CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT.  THIS INSTRUMENT MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED.

[__________], 2016

PROMISSORY NOTE

$50,000,000

8point3 Operating Company, LLC, a Delaware limited liability company (“Payor”), for value received, hereby unconditionally promises to pay to the order of First Solar Asset Management, LLC, a Delaware limited liability company (“Seller”), on or before the date that is six (6) months after the Maturity Date (the “Note Maturity Date”) the principal amount of Fifty Million Dollars ($50,000,000) (the “Loan”), together with accrued interest thereon at a rate of (a) six percent (6%) per annum (i) in respect of all amounts outstanding under this Promissory Note (this “Note”) upon the occurrence and during the continuance of any Specified Event of Default (as defined herein), and (ii) in respect of the amount of any interest payment accrued as a PIK (as defined herein), and (b) four percent (4%) per annum in respect of all other amounts outstanding under this Note (the “Interest Rate”).

Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in that certain Credit and Guaranty Agreement, dated as of June 5, 2015 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Credit Agreement”), among Payor, 8point3 Energy Partners LP, certain subsidiaries of Payor, Credit Agricole Corporate and Investment Bank, as administrative agent and collateral agent, the lenders party thereto and the other agents party thereto.

1. Payments.

(a) Interest under this Note shall be due and payable quarterly in arrears on the tenth (10th) Business Day of March, June, September and December with respect to the period ending on the last day of the immediately preceding Fiscal Quarter, commencing on the first such date to occur after the date hereof (each, a “Note Interest Payment Date”); provided, that such amounts shall be paid solely from amounts that would, at such time, otherwise be permitted to be distributed as a Restricted Junior Payment by Payor pursuant to Section 6.4(c) of the Credit Agreement (“Distributable Cash”), such amounts, in any such Fiscal Quarter, not to exceed the Quarterly Prepayment Threshold (as defined herein) for such Fiscal Quarter; provided, further, that, to the extent Payor does not have sufficient Distributable Cash to pay any such Interest Payment in cash, the portion thereof not paid in cash shall be accrued as a payment-in-kind (“PIK”) and added to the outstanding balance of this Note; provided, further, that the entire unpaid balance of accrued interest, together with the entire unpaid principal balance of this Note if not sooner paid, shall be due and payable in full on the Note Maturity Date.

(b) Except as otherwise expressly provided herein, all repayments (excluding, for the avoidance of doubt, prepayments) hereunder shall include the payment of the unpaid balance of all interest accrued under the Note to and including the date of such repayment.  All repayments and any prepayments pursuant to Section 2(a)(i) made by Payor hereunder shall be applied first to accrued and unpaid interest and then to unpaid principal.  Interest hereunder shall be computed on the basis of a 360-day year for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  All repayments and prepayments by Payor of principal and all payments by Payor of interest, and all other sums due under this Note shall be made without deduction, setoff, abatement, suspension, deferment, defense or counterclaim, on or before the due date of repayment or payment, and shall be paid in lawful money of the United States of America, in immediately available funds on the day when payment shall become due, at the principal office of Seller (or at such other place as Seller may designate in writing).

(c) If at any time any payment made by Payor under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Payor or otherwise, Payor’s obligation to make such payment shall be reinstated as though such payment had not been made.

(d) Upon payment in full of the principal of and interest on this Note and all other sums due from Payor to Seller under the terms of this Note or upon any prepayment, this Note shall be canceled and returned to Payor and shall be of no further operation or effect.  The obligation of Payor to make the payments required to be made on this Note and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall not be subject to diminution by setoff, counterclaim, abatement or otherwise.

2. Prepayments.

(a) Mandatory Prepayments.  Payor shall prepay amounts outstanding under this Note:

i.

on each Note Interest Payment Date, in an amount equal to the sum of (i) the Quarterly Prepayment Threshold (as defined herein) for the applicable Fiscal Quarter (less the amount of, and only after, interest paid in such Fiscal Quarter), plus (ii) any portion of the Quarterly Prepayment Threshold for any previous Fiscal Quarter which Payor failed to use to pay interest or make a mandatory prepayment for any reason pursuant to this Note; in each case, to the extent that such amount constitutes Distributable Cash; and

ii.

with 100% of any Net Equity Proceeds from the sale or issuance of any common Equity Interests of the Partnership received by Payor after the date hereof so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Payor is in pro forma compliance with the financial covenants set forth in the

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Credit Agreement treating such payment as a Restricted Junior Payment pursuant to Section 6.4(c) of the Credit Agreement; provided, that Payor shall be permitted to retain without mandatory prepayment up to Twenty-Five Million Dollars ($25,000,000) of Net Equity Proceeds received after the date hereof (such Net Equity Proceeds, “Specified Net Equity Proceeds”); provided, further, that Payor, at its option, may prepay all or part of the principal amount of this Note outstanding from time to time without penalty or premium using such Specified Net Equity Proceeds; provided, further, that, for the avoidance of doubt, Payor shall be permitted to use Net Equity Proceeds to prepay Loans outstanding under the Credit Agreement to the extent, and in such amounts as, necessary to cause Payor to be in pro forma compliance with the financial covenants set forth in the Credit Agreement for purposes of making Restricted Junior Payments pursuant to Section 6.4(c) of the Credit Agreement.

For purposes of this Note, “Quarterly Prepayment Threshold” means the lesser of (i) the value set forth for the applicable Fiscal Quarter in Schedule 1 attached hereto, and (ii) the positive difference (if any) between (A) the amount described in clause (i) and (B) the amount reasonably determined by Payor which would be necessary, if used to prepay outstanding Loans under the Credit Agreement, to cause the Leverage Ratio (calculated on a pro forma basis after giving effect to such prepayment) not to exceed 5.25 to 1.00 at any time prior to the Note Maturity Date.  Any mandatory prepayment pursuant to clause 2(a)(i) above may be waived at the discretion of the Seller, and any mandatory prepayment pursuant to clause 2(a)(ii) above may only be waived with the consent of the Required Lenders.

(b) Voluntary Prepayments.  Except as set forth in Section 2(a), Payor shall not be permitted to prepay this Note; provided, however, that, in the event that Payor is no longer prohibited from making optional prepayments pursuant to Schedule 1.1(E) of the Credit Agreement or, upon receiving the consent of the Required Lenders with respect thereto, Payor shall be permitted to prepay this Note, in full or in part, at any time without the payment of any premium or fee.

3. Priority of Payments.  No payment shall be made under this Note in respect of any Fiscal Quarter until all debt service due and payable on the Obligations for such Fiscal Quarter has been paid in full.

4. Representations and Warranties.  Payor hereby represents, warrants, covenants and agrees that (i) Payor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) Payor has the capacity to enter into the transactions contemplated by this Note and has duly authorized the execution, delivery and performance of this Note, (iii) this Note constitutes the legal, valid, and enforceable obligation of Payor, enforceable in accordance with its terms, and (iv) the execution, delivery and performance by Payor of this Note, and the transactions contemplated hereby, will not violate any contractual obligation of Payor, and no approval or consent of any party or any authority of any kind or nature is required that has not been duly obtained for the execution, delivery and performance by Payor of this Note.

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5. Covenants. Until the payment in full of the principal of and interest on this Note and all other sums due from Payor to Seller under the terms of this Note,

(a) Payor shall cause the Partnership to contribute 100% of any Net Equity Proceeds from the sale or issuance of any common Equity Interests of the Partnership to Payor to the extent Payor is required to prepay amounts outstanding under this Note pursuant to Section 2(a)(ii) hereof;

(b) Payor shall not incur additional Indebtedness to which this Note would be subordinated (other than the Obligations);

(c) except with respect to the Phase 2 Assets (as defined in that certain Purchase, Sale and Contribution Agreement, dated as of January 26, 2016, by and between SunPower and Payor), Payor shall not consummate any Acquisition Transaction or any other acquisition of a Solar Energy Project; and

(d) No agreement to extend the Maturity Date pursuant to Section 2.24 of the Credit Agreement will extend the Note Maturity Date without the prior consent of Seller.

6. Events of Default.

(a) A “Specified Event of Default” hereunder shall occur upon the occurrence of any event which would constitute an Event of Default pursuant to Sections 8.1(f) or 8.1(g) of the Credit Agreement.

(b) A “Note Event of Default” hereunder shall occur if (i) Payor shall fail to pay any amount of interest on or principal of the Loan when and as due hereunder (it being understood that any interest payment accrued as a PIK shall not constitute such a failure to pay interest on the Loan), or (ii) Payor shall fail to comply with or shall breach any covenant or other provision set forth in this Note.

7. Remedies.  (a) From and after the earlier of (i) the Termination Date (as defined in Schedule 1.1(E) of the Credit Agreement and the Subordination Agreement); and (ii) the Note Maturity Date (but, in the event the Note Maturity Date occurs prior to the Termination Date, solely to the extent permitted pursuant to the Subordination Agreement), upon the occurrence of any Note Event of Default, or (b) upon the occurrence of any Specified Event of Default; and, in each case, at any time thereafter during the continuance thereof, Seller may at its option, by written notice to Payor (x) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (y) exercise any or all of its rights, powers or remedies available at law or in equity; provided, however, that upon the occurrence of any Specified Event of Default, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of Seller.

8. Notices and Communications.  Any communications between the parties hereto, and notices provided herein to be given, may be given by delivering the same to Seller at the principal office of Seller, or to Payor at the principal office of Payor, as applicable, or to such other officers or addresses as either party may in writing hereafter specify.

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9. No Waiver.  No delay or omission to exercise any right, power or remedy accruing to Seller under this Note shall impair any such right, power or remedy of Seller, nor shall it be construed to be a waiver of any such right, power or remedy.  Any waiver, permit, consent or approval of any kind or character on the part of Seller of any breach or default under this Note, or any waiver on the part of Seller of any provision or condition of this Note, must be in writing and shall be effective only to the extent in such writing specifically set forth.  All remedies, either under this Note or by law or otherwise afforded to Seller, shall be cumulative and not alternative.

10. Amendment.  This Note may be altered or waived only by prior written agreement signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought; provided that, to the extent required pursuant to the Credit Agreement, the terms and conditions herein shall not be materially amended in any manner adverse to the interests of any Agent, any Lender or any Secured Party without the prior written consent of the Required Lenders; provided, further, that no later than five (5) Business Days prior to the effectiveness of any such amendment that does not require the consent of the Required Lenders, Payor shall have delivered to the Administrative Agent a copy of such amendment.

11. Assignment.  Neither Payor nor Seller may transfer or assign its rights or obligations under this Note.

12. Governing Law.  THIS NOTE, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICT OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OR ANY SUCCESSOR PROVISION THERETO)).

13. Severability.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

14. Subordination.  Each of Seller and Payor acknowledges that this Note shall be subject to the terms and conditions set forth in that certain Subordination Agreement (the “Subordination Agreement”), dated as of the date hereof, between Payor, Seller and the Administrative Agent and Collateral Agent, until such terms and conditions no longer apply pursuant to the terms of the Subordination Agreement.  In the event of a conflict between the provisions set forth in this Note and those set forth in the Subordination Agreement, the provisions of the Subordination Agreement shall supersede and control the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, Payor has caused this Note to be duly executed in its name,  by its duly authorized officer, as of the date first written above.

8POINT3 OPERATING COMPANY, LLC

By: 8point3 Energy Partners LP, its managing member

By: 8point3 General Partner, LLC, its general partner

By:
Name:	Natalie Jackson
Title:	Vice President of Operations

[Signature Page to Seller Note]